As filed with the Securities and Exchange Commission on November 15, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMB Property Corporation
(Exact name of registrant as specified in its charter)
Maryland
(State or other jurisdiction of incorporation or organization)
94-3281941
(I.R.S. Employer Identification Number)
Pier 1, Bay 1
San Francisco, CA 94111
(415) 394-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tamra D. Browne, Esq.
Senior Vice President and General Counsel
AMB Property Corporation
Pier 1, Bay 1
San Francisco, CA 94111
(415) 394-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura L. Gabriel, Esq.
Latham & Watkins LLP
505 Montgomery Street, Suite 2000
San Francisco, CA 94111
(415) 391-0600

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered (1)	per Unit (2)	Offering Price	Fee
Common Stock, par value $.01 per share	1,130,835	$60.65	$68,585,142.75	$2,105.56

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall also automatically cover any additional shares of common stock of AMB Property Corporation (“Common Stock”) which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)	This estimate is made pursuant to Rule 457(c) solely for purposes of calculating the registration fee, and is based on a price of $60.65, which represents the average of the high and low prices per share of Common Stock as reported on the New York Stock Exchange on November 9, 2007.

PROSPECTUS

AMB Property Corporation
1,130,835 Shares of Common Stock

This prospectus relates to the possible issuance of up to 1,130,835 shares of common stock of AMB Property Corporation, a Maryland corporation, to holders of common units representing limited partnership interests in AMB Property II, L.P., and the possible resale of such shares of common stock. The holders identified in this prospectus currently own common limited partnership units and may tender their common units to AMB Property II, L.P. for cash redemption. AMB Property II, L.P. may elect to have us exchange the tendered units on a one-for-one basis for shares of our common stock. We will not receive any of the proceeds from the issuance of the common stock to the holders or from the resale of the shares by the holders. AMB Property II, L.P. is a partnership in which our indirect wholly owned subsidiary, Texas AMB I, LLC, owns an approximate 1% general partnership interest and our operating partnership, AMB Property, L.P., owns an approximate 92% common limited partnership interest, excluding preferred units.

The common limited partnership units were issued on November 1, 2006 and became redeemable on November 1, 2007. We are registering the shares of common stock to provide the holders with freely tradable securities, but this registration does not necessarily mean that we will issue any of these shares to the selling stockholders or that the selling stockholders will offer or sell the shares.

We will not receive any proceeds from any sale of the shares by the selling stockholders but we have agreed to pay certain registration expenses. We will acquire limited partnership units in AMB Property II, L.P. in exchange for any shares that we may issue to limited partnership unit holders pursuant to this prospectus. We will contribute any such units in AMB Property II, L.P. to AMB Property, L.P., our operating partnership, in exchange for additional partnership units in our operating partnership.

We are organized and conduct our operations in a manner which we believe allows us to qualify as a real estate investment trust for federal income tax purposes. To assist us in complying with certain federal income tax requirements applicable to real estate investment trusts, our charter contains certain restrictions relating to the ownership and transfer of our stock, including an ownership limit of 9.8% in value or number (whichever is more restrictive) of our capital stock. See “Restrictions on Ownership and Transfer of Capital Stock.”

Our common stock is listed on the New York Stock Exchange under the symbol “AMB”. On November 12, 2007, the last reported sales price of our common stock on the New York Stock Exchange was $61.50 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 1.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 15, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized anyone else to provide you with different or additional information.

Neither we nor the selling stockholders have authorized any dealer or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold pursuant to this prospectus on a later date. Since the date of this prospectus, our business, financial condition, results of operations or prospects may have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, the selling stockholders may sell the securities described in this prospectus in one or more offerings. This prospectus sets forth certain terms of the securities that the selling stockholders may offer.

It is important for you to read and consider all information contained in this prospectus in making your investment decision. You should also read and consider the information contained in the documents identified under the heading “Where You Can Find More Information” in this prospectus.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we”, “us” or “our” mean AMB Property Corporation and our consolidated subsidiaries, except where it is made clear that the terms mean AMB Property Corporation only. Our global headquarters are located at Pier 1, Bay 1, San Francisco, California 94111; our telephone number is (415) 394-9000.

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RISK FACTORS

Before you invest in our common stock, you should be aware that purchasing or owning our common stock involves various risks, including those described below and those described under the heading “Risk Factors” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, which are incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

The exchange of class B common limited partnership units for common stock is a taxable transaction.

The exchange of the class B common limited partnership units held by a limited partner of AMB Property II, L.P. for shares of our common stock will be treated for U.S. federal tax purposes as a sale of the class B common limited partnership units by the limited partner. A limited partner will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the “amount realized” by the limited partner in the exchange and the limited partner’s adjusted tax basis in the class B common limited partnership units exchanged. Generally, the amount realized by a limited partner on an exchange will be the fair market value of the exchanged shares received in the exchange, plus the amount of AMB Property II, L.P.’s liabilities allocable to the common limited partnership units being exchanged. The recognition of any loss resulting from an exchange of class B common limited partnership units for shares of common stock is subject to a number of limitations set forth in the Internal Revenue Code. It is possible that the amount of gain recognized or even the tax liability resulting from the gain could exceed the value of the shares of common stock received upon the exchange. In addition, the ability of a limited partner to sell a substantial number of shares of common stock in order to raise cash to pay tax liabilities associated with the exchange of limited partnership units may be restricted and, as a result of stock price fluctuations, the price the holder receives for the shares of common stock may not equal the value of the class B limited partnership units at the time of exchange.

An investment in common stock is different from an investment in class B common limited partnership units.

If a limited partner exchanges its class B common limited partnership units for shares of common stock, it will become one of our stockholders rather than a limited partner in AMB Property II, L.P. Although the nature of an investment in our common stock is similar to an investment in limited partnership units, there are also differences between ownership of limited partnership units and ownership of our common stock. These differences include:

•	form of organization;

•	permitted investments;

•	policies and restrictions;

•	management structure;

•	compensation and fees;

•	investor rights; and

•	federal income taxation.

See “Redemption/Exchange of Class B Common Limited Partnership Units for Common Stock — Comparison of Ownership of Class B Common Limited Partnership Units and Common Stock.”

FORWARD-LOOKING STATEMENTS

Some of the information included and incorporated by reference in this prospectus contains forward-looking statements, which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Because these forward-looking statements involve numerous risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “forecasting,” “pro forma,” “estimates” or “anticipates,” or the negative of these words and phrases, or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indicators of whether, or the time at which, such performance or results will be achieved. There is no assurance that the events or circumstances reflected in forward-looking statements will occur or be achieved. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you that many forward-looking statements presented in the prospectus are based on management’s beliefs and assumptions made by, and information currently available to, management. Statements contained and incorporated by reference in this prospectus that are not historical facts may be forward-looking statements. Such statements relate to our future performance and plans, results of operations, capital expenditures, acquisitions, and operating improvements and costs.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	changes in general economic conditions or in the real estate sector;

•	defaults on or non-renewal of leases by customers or renewal at lower than expected rent;

•	difficulties in identifying properties to acquire and in effecting acquisitions on advantageous terms and the failure of acquisitions to perform as we expect;

•	risks and uncertainties affecting property development, redevelopment and value-added conversions (including construction delays, cost overruns, our inability to obtain necessary permits and financing, public opposition to these activities, as well as the risks associated with our expansion of and increased investment in our development business);

•	risks of doing business internationally, including unfamiliarity with new markets and currency risks;

•	risks of opening offices globally (including increasing headcount);

•	a downturn in the California, U.S., or the global economy or real estate conditions;

•	risks of changing personnel and roles;

•	losses in excess of our insurance coverage;

•	our failure to divest of properties on advantageous terms or to timely reinvest proceeds from any such divestitures;

•	unknown liabilities acquired in connection with acquired properties or otherwise;

•	risks associated with using debt to fund acquisitions and development, including re-financing risks;

•	risks related to our obligations in the event of certain defaults under joint venture and other debt;

•	our failure to obtain necessary financing;

•	our failure to maintain our current credit agency ratings;

•	risks associated with equity and debt securities financings and issuances (including the risk of dilution);

•	changes in local, state and federal regulatory requirements;

•	increases in real property tax rates;

•	risks associated with our tax structuring;

•	increases in interest rates and operating costs or greater than expected capital expenditures;

•	environmental uncertainties; and

•	our failure to qualify and maintain our status as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

Our success also depends upon economic trends generally, various market conditions and fluctuations and those other risk factors discussed under the heading “Risk Factors” herein and under the heading “Risk Factors” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and in our other filings with the SEC that are incorporated by reference in this prospectus. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak as of the date of this prospectus, as applicable, or as of the dates indicated in the statements. All of our forward-looking statements, including those included and incorporated by reference in this prospectus, are qualified in their entirety by this statement. We assume no obligation to update or supplement forward-looking statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	Annual Report of AMB Property Corporation on Form 10-K for the fiscal year ended December 31, 2006 filed on February 23, 2007, as amended on Form 10-K/A filed on October 26, 2007;

•	Quarterly Report of AMB Property Corporation on Form 10-Q for the quarter ended March 31, 2007 filed on May 9, 2007, as amended on Form 10-Q/A filed on October 26, 2007;

•	Quarterly Report of AMB Property Corporation on Form 10-Q for the quarter ended June 30, 2007 filed on August 9, 2007, as amended on Form 10-Q/A filed on October 26, 2007;

•	Quarterly Report of AMB Property Corporation on Form 10-Q for the quarter ended September 30, 2007 filed on November 9, 2007;

•	Current Reports of AMB Property Corporation on Form 8-K filed on January 10, 2007, February 21, 2007, February 22, 2007, February 23, 2007, March 2, 2007, March 23, 2007, May 15, 2007, May 16, 2007, July 20, 2007, August 3, 2007, October 1, 2007 and November 15, 2007;

•	Item 8.01 of the Current Reports of AMB Property Corporation on Form 8-K filed on January 24, 2007, July 18, 2007 and October 17, 2007;

•	Items 5.02 and 8.01 of the Current Report of AMB Property Corporation on Form 8-K filed on April 19, 2007;

•	AMB Property Corporation’s definitive proxy statement with respect to the 2007 Annual Meeting of Stockholders filed on March 26, 2007;

•	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 28, 1997; and

•	all documents filed by AMB Property Corporation with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering (but excluding any documents or portions of documents which are deemed “furnished” and not filed with the SEC).

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s Public Reference Room or on our website at http://www.amb.com. Information contained on our website is not and should not be deemed a part of this prospectus or any other report or filing filed with the SEC. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

AMB Property Corporation
Attn: Investor Relations
Pier 1, Bay 1
San Francisco, CA 94111
(415) 394-9000

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public at the SEC’s website at http://www.sec.gov. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

AMB PROPERTY CORPORATION

We acquire, develop and operate industrial properties in key distribution markets tied to global trade throughout North America, Europe and Asia. We use the terms “industrial properties” or “industrial buildings” to describe various types of industrial properties in our portfolio and use these terms interchangeably with the following: logistics facilities, centers or warehouses; distribution facilities, centers or warehouses; High Throughput Distribution® (HTD®) facilities; or any combination of these terms. We use the term “owned and managed” to describe assets in which we have at least a 10% ownership interest, for which we are the property or asset manager, and which we intend to hold for the long-term.

We commenced operations as a fully-integrated real estate company effective with the completion of our initial public offering on November 26, 1997. Our strategy focuses on providing industrial distribution warehouse space to customers who value the efficient movement of goods through the global supply chain, primarily in the world’s busiest distribution markets: large, supply-constrained infill locations with dense populations and proximity to airports, seaports and major highway systems. As of September 30, 2007, we owned, or had investments in, on a consolidated basis or through unconsolidated joint ventures, properties and development projects expected to total approximately 140.8 million square feet (13.1 million square meters) and 1,168 buildings in 44 markets within thirteen countries. Additionally, as of September 30, 2007, we managed, but did not have a significant ownership interest in, industrial and other properties totaling approximately 1.5 million rentable square feet.

We operate our business primarily through our subsidiary, AMB Property, L.P., a Delaware limited partnership, which we refer to as the “operating partnership”. As of September 30, 2007, we owned an approximate 96.0% general partnership interest in the operating partnership, excluding preferred units. As the sole general partner of the operating partnership, we have the full, exclusive and complete responsibility for and discretion in its day-to-day management and control.

We are a self-administered and self-managed real estate investment trust and expect that we have qualified, and will continue to qualify, as a real estate investment trust for federal income tax purposes beginning with the year ended December 31, 1997. As a self-administered and self-managed real estate investment trust, our own employees perform our corporate administrative and management functions, rather than our relying on an outside manager for these services. We manage our portfolio of properties generally through direct property management performed by our own employees. Additionally, within our flexible operating model, we may from time to time establish relationships with third-party real estate management firms, brokers and developers that provide some property-level administrative and management services under our direction.

Our global headquarters are located at Pier 1, Bay 1, San Francisco, California 94111; our telephone number is (415) 394-9000. We maintain other office locations in Amsterdam, Atlanta, Baltimore, Beijing, Boston, Chicago, Dallas, Delhi, Frankfurt, Los Angeles, Menlo Park, Nagoya, Narita, New Jersey, New York, Osaka, Paris, Seoul, Shanghai, Shenzhen, Singapore, Tokyo and Vancouver. As of September 30, 2007, we employed 491 individuals: 186 in our San Francisco headquarters, 59 in our Boston office, 48 in our Tokyo office, 41 in our Amsterdam office and the remainder in our other offices. Our website address is www.amb.com. Information contained on our website is not and should not be deemed a part of this prospectus or any other report or filing filed with the U.S. Securities and Exchange Commission.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the shares by the selling stockholders but we have agreed to pay certain registration expenses. We will acquire limited partnership units in AMB Property II, L.P. in exchange for any shares that we may issue to limited partnership unit holders pursuant to this prospectus. We will contribute any such units in AMB Property II, L.P. to our operating partnership in exchange for additional partnership units in our operating partnership.

DESCRIPTION OF SECURITIES

Common Stock

The following description of our common stock sets forth certain general terms and provisions of the common stock. The description of the common stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of our charter and bylaws and the Maryland General Corporation Law. See “Where You Can Find More Information.”

General

Our charter provides that we are authorized to issue 500,000,000 shares of common stock, par value $.01 per share. As of November 12, 2007, we had 99,161,812 shares of common stock issued and outstanding. Each outstanding share of common stock entitles the holder to one vote on all matters presented to stockholders generally for a vote, including the election of directors. Except as otherwise required by law and except as provided in any resolution adopted by the board of directors establishing any other class or series of stock, the holders of common stock possess the exclusive voting power, subject to the provisions of our charter regarding the ownership of shares of common stock in excess of the ownership limit or any other limit specified in our charter, or otherwise permitted by the board of directors. Holders of shares of common stock do not have any conversion, exchange, sinking fund, redemption or appraisal rights or any preemptive rights to subscribe for any of our securities or cumulative voting rights in the election of directors. All shares of our common stock that are issued and outstanding are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series or classes of stock, including our preferred stock, and to the provisions of our charter regarding ownership of shares of common stock in excess of the ownership limit, or such other limit specified in our charter or as otherwise permitted by the board of directors, we may pay distributions to the holders of shares of common stock if and when authorized and declared by the board of directors out of funds legally available for distribution. We intend to continue to make quarterly distributions on outstanding shares of common stock.

Under the Maryland General Corporation Law, stockholders are generally not liable for our debts or obligations. If we liquidate, subject to the right of any holders of preferred stock to receive preferential distributions, each outstanding share of common stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities, including debts and liabilities arising out of our status as general partner of the operating partnership.

Subject to the provisions of our charter regarding the ownership of shares of common stock in excess of the ownership limit, or such other limit specified in our charter, or as otherwise permitted by the board of directors as described below, all shares of common stock have equal distribution, liquidation and voting rights, and have no preference or exchange rights.

Under the Maryland General Corporation Law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless advised by its board of directors and approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Under the Maryland General Corporation Law, the term “substantially all of the company’s assets” is not defined and is, therefore, subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular transaction. Our charter does not provide for a lesser percentage in any of the above situations.

Our charter authorizes the board of directors to reclassify any unissued shares of capital stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

Transfer Agent, Registrar and Dividend Disbursing Agent

The transfer agent, registrar and dividend disbursing agent for our common stock is currently Computershare Investor Services, LLC.

Preferred Stock

The following description summarizes certain general terms and provisions of the preferred stock. The description of the preferred stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of our charter (including the applicable articles supplementary) and bylaws and the Maryland General Corporation Law. See “Where You Can Find More Information.”

General

Our charter provides that we are authorized to issue 100,000,000 shares of preferred stock, par value $.01 per share, of which 1,595,337 shares are of a separate class designated as 7.18% Series D Cumulative Redeemable Preferred Stock, 2,300,000 shares are of a separate class designated as 6 1/2% Series L Cumulative Redeemable Preferred Stock, 2,300,000 shares are of a separate class designated as 6 3/4% Series M Cumulative Redeemable Preferred Stock, 3,000,000 shares are of a separate class designated as 7.00% Series O Cumulative Redeemable Preferred Stock and 2,000,000 shares are of a separate class designated as 6.85% Series P Cumulative Redeemable Preferred Stock. We currently have 2,000,000 shares of series L preferred stock, 2,300,000 shares of series M preferred stock, 3,000,000 shares of series O preferred stock and 2,000,000 shares of series P preferred stock issued and outstanding. We currently have 1,595,337 shares of series D preferred stock reserved for issuance but not issued or outstanding. Our series D preferred stock is issuable in exchange, on a one-for-one basis, subject to adjustment, for series D preferred units of AMB Property II, L.P., a partnership in which one of our indirect wholly-owned subsidiaries owns an approximate 1% partnership interest as general partner and the operating partnership owns an approximate 92% common limited partnership interest.

We may issue additional shares of preferred stock from time to time, in one or more classes, as authorized by our board of directors. Prior to the issuance of shares of each class of preferred stock, our board of directors is required by the Maryland General Corporation Law and our charter to fix for each class the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption, as permitted by Maryland law. Because our board of directors has the power to establish the preferences, powers and rights of each class or series of preferred stock, it may afford the holders of any class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of common stock, and, subject to any limitations applicable to any outstanding class or series of preferred stock, senior to the rights of the holders of our then outstanding preferred stock. The terms of our outstanding shares of Series L, M, O and P preferred stock, and the terms of our authorized but unissued shares of Series D preferred stock, each provide that shares of preferred stock having senior dividend or liquidation rights may not be authorized or issued by us without the prior approval of the holders of each of such series. In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up) by dividend, redemption or other acquisition of shares of stock or otherwise is permitted under the Maryland General Corporation Law, no effect will be given to amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of the class of preferred stock whose preferential rights upon dissolution are superior to those receiving the distribution. The issuance of preferred stock, depending on the terms of such class or series, could have the effect of delaying or preventing a change of control that might involve a premium price for holders of shares of preferred stock or shares of common stock or otherwise be in their best interest.

Description of Series D Preferred Stock

We are authorized to issue up to 1,595,337 shares of series D preferred stock of which no shares are currently issued or outstanding. The series D preferred stock is issuable upon exchange of AMB Property II, L.P. series D preferred units. The AMB Property II, L.P. series D preferred units are exchangeable in whole at any time on or after May 5, 2009, at the option of 51% of the holders of all outstanding series D preferred units, on a one-for-one basis, subject to adjustment, for shares of our series D preferred stock or, at the election of Texas AMB I, LLC, our indirect wholly owned subsidiary and the general partner of AMB Property II, L.P., cash in an amount equal to the original contribution plus any accrued but unpaid dividends owed to the holder of AMB Property II, L.P. series D preferred units. In addition, AMB Property II, L.P. series D preferred units are exchangeable in whole at any time at the option of 51% of the holders of all outstanding series D preferred units of AMB Property II, L.P., on a one-for-one basis, subject to adjustment, for shares of our series D preferred stock or, at the general partner’s election, cash in an amount equal to the original contribution plus any accrued but unpaid dividends, if:

•	any series D preferred unit shall not have received full distributions with respect to six prior quarterly distribution periods (whether or not consecutive); or

•	the general partner of AMB Property II, L.P. or one of its subsidiaries takes the position, and a holder or holders of series D preferred units receive an opinion of independent counsel that AMB Property II, L.P. is, or upon the happening of a certain event likely will be, a “publicly traded partnership” within the meaning of the Internal Revenue Code.

The series D preferred units of AMB Property II, L.P. are exchangeable in whole for shares of our series D preferred stock or, at the general partner’s election, cash in an amount equal to the original contribution plus any accrued but unpaid dividends, at any time prior to May 5, 2009 at the option of 51% of the holders of all outstanding series D preferred units if those holders deliver to the general partner of AMB Property II, L.P. a private letter ruling or an opinion of independent counsel to the effect that an exchange of the series D preferred units at that time would not cause the series D preferred units to be considered “stock and securities” within the meaning of the Internal Revenue Code for purposes of determining whether the holder of the series D preferred units is an “investment company” under the Internal Revenue Code.

A holder of series D preferred units of AMB Property II, L.P. will not be entitled to exchange the units for series D preferred stock if the exchange would result in a violation of the ownership limit. See “Restrictions on Ownership and Transfer of Capital Stock.”

The series D preferred stock, if and when issued, will rank, with respect to dividends and in the event we voluntarily or involuntarily liquidate, dissolve or wind up:

•	senior to all classes or series of common stock and to all of our equity securities that provide that they rank junior to the series D preferred stock;

•	junior to all equity securities issued by us which rank senior to the series D preferred stock; and

•	on a parity with all equity securities issued by us (including the series L, M, O and P preferred stock) other than those referred to in the bullet points above.

The term “equity securities” does not include convertible debt securities until converted into equity securities.

If ever issued, the series D preferred stock will entitle the holders to receive, when and as authorized by the board of directors out of funds legally available for dividends, cumulative preferential cash dividends at the rate of 7.18% of the liquidation preference per annum (equivalent to $3.59 per annum per share of series D preferred stock). Dividends on the series D preferred stock will accumulate on a daily basis and will be payable quarterly in arrears on the 15th day of each January, April, July and October. Except as provided below, unless full cumulative dividends on the series D preferred stock have been or at the same time are declared and paid or declared and a sum sufficient for payment set apart for payment for all dividend periods, no dividends (other than in common stock or other equity securities ranking junior to the series D preferred stock as to distributions and upon voluntary or involuntary liquidation, dissolution or winding up) shall be declared or paid or set aside for payment or other dividend be declared or made upon the common stock or any other equity securities ranking as to distributions or upon voluntary or involuntary liquidation, dissolution or winding up junior to or on a parity with the series D preferred stock, nor shall any common stock or any other equity securities ranking junior to or on a parity with the series D preferred stock as to distributions or upon voluntary or involuntary liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such securities) by us (except by conversion into or exchange for other equity securities ranking junior to the series D preferred stock and pursuant to the provisions of our charter providing for limitations on ownership and transfer in order to ensure that we remain qualified as a real estate investment trust).

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the series D preferred stock and any other equity securities ranking as to distributions on a parity with the series D preferred stock, all dividends declared upon the series D preferred stock and any other equity securities ranking on a parity with the series D preferred stock as to distributions and upon voluntary or involuntary liquidation, dissolution or winding up will be declared pro rata so that the amount of dividends declared per share of series D preferred stock and each such other equity securities shall bear to each other the same ratio that accumulated dividends per share of series D preferred stock and such other equity securities (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other. Dividends on the series D preferred stock will accumulate whether or not we have funds legally available for the payment of dividends and whether or not we declare dividends. If we designate any portion of a dividend as a “capital gain dividend,” a holder’s share of the capital gain dividend will be an amount that bears the same ratio to the total amount of dividends (as determined for federal income tax purposes) paid to the holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends (as determined for federal income tax purposes) paid on all classes of shares for the year.

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up following the issuance of series D preferred stock, the holders of the series D preferred stock will be entitled to receive out of our assets legally available for distribution to our stockholders remaining after payment or provision for payment of all of our debts and liabilities, a liquidation preference, in cash, of $50.00 per share, plus an amount equal to any accumulated or accrued and unpaid dividends to the date of such payment, before any distribution of assets is made to holders of common stock or any other equity securities that rank junior to the series D preferred stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the series D preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other entity, a merger of another entity with or into us, a statutory share exchange or the sale, lease, transfer or conveyance of all or substantially all of our property or business will not constitute a liquidation, dissolution or winding up for purposes of triggering the liquidation preference.

If we voluntarily or involuntarily liquidate, dissolve or wind up following the issuance of series D preferred stock and our assets are insufficient to make full payment to holders of the series D preferred stock and the corresponding amounts payable on all shares of other classes or series of equity securities ranking on a parity with the series D preferred stock as to liquidation rights then the holders of the series D preferred stock and all other such classes or series of equity securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

The series D preferred stock will have no stated maturity and will not be subject to mandatory redemption or any sinking fund. If issued, subject to the foregoing provisions, we will be able to redeem the series D preferred stock on or after February 22, 2012 for cash at our option, in whole or from time to time in part, at a redemption price of $50.00 per share, plus accumulated and unpaid dividends, if any, to the redemption date. In certain circumstances related to our maintenance of our ability to qualify as a real estate investment trust for federal income tax purposes, we will be able to redeem shares of series D preferred stock.

Holders of series D preferred stock will have no voting rights, except as described below. If, after issuance, we do not pay dividends on the series D preferred stock for six or more quarterly periods (whether or not consecutive), holders of the series D preferred stock (voting separately as a class with all other classes or series of equity securities upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors until we have eliminated all dividend arrearages with respect to the series D preferred stock. So long as any shares of series D preferred stock remain outstanding, we may not, without the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding shares of series D preferred stock (the series D preferred stock voting separately as a class):

•	authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the series D preferred stock;

•	reclassify any of our authorized stock into any class or series of stock ranking senior to the series D preferred stock;

•	designate or create, or increase the authorized or issued amount of, or reclassify any authorized shares into, any preferred stock ranking on a parity with the series D preferred stock or create, authorize or issue any obligations or securities convertible into any such shares, but only to the extent such stock is issued to one of our affiliates; or

•	either consolidate, merge into or with, or convey, transfer or lease our assets substantially, as an entirety, to any corporation or other entity, or amend, alter or repeal the provisions of our charter, whether by merger or consolidation or otherwise, in each case so as to materially and adversely affect the powers, special rights, preferences, privileges or voting power of the series D preferred stock.

With respect to the occurrence of any of the events set forth in the fourth bullet point above, so long as we are either the surviving entity and shares of series D preferred stock remain outstanding with the terms materially unchanged or the resulting, surviving or transferee entity is a corporation, business trust or like entity organized under the laws of any state and substitutes for the series D preferred stock other preferred stock or shares having substantially the same terms and rights as the series D preferred stock, the occurrence of any such event will not be considered to materially and adversely affect rights, preferences, privileges or voting powers of holders of series D preferred stock. Any increase in the amount of authorized preferred stock, the creation or issuance of any other class or series of preferred stock or any increase in an amount of authorized shares of each class or series, in each case ranking on a parity with or junior to the series D preferred stock will not be considered to materially and adversely affect such rights, preferences, privileges or voting powers.

We have agreed to file a registration statement registering the resale of the shares of series D preferred stock issuable to the holders of AMB Property II, L.P. series D preferred units as soon as practicable but not later than 60 days after the date the AMB Property II, L.P. series D preferred units are exchanged for shares of series D preferred stock. We have also agreed to use our best efforts to cause the registration statement to be declared effective within 120 days after the date of the exchange.

Description of Series L Preferred Stock

We are authorized to issue up to 2,300,000 shares of series L preferred stock of which 2,000,000 shares are currently issued and outstanding. The series L preferred stock ranks, with respect to dividends and in the event we voluntarily or involuntarily liquidate, dissolve or wind up:

•	senior to all classes or series of common stock and to all of our equity securities that provide that they rank junior to the series L preferred stock;

•	junior to all equity securities issued by us which rank senior to the series L preferred stock; and

•	on a parity with all equity securities issued by us (including the series M, O and P preferred stock and, if and when issued, the series D preferred stock) other than those referred to in the bullet points above.

The term “equity securities” does not include convertible debt securities.

Holders of the series L preferred stock are entitled to receive, when and as authorized by the board of directors out of funds legally available for dividends, cumulative preferential cash dividends at the rate of 6.50% of the liquidation preference per annum (equivalent to $1.625 per annum per share of series L preferred stock). Dividends on the series L preferred stock accumulate on a daily basis and are payable quarterly in arrears on the 15th day of each January, April, July and October. Each share of series L preferred stock issued and outstanding on the record date for the first dividend payment on the series L preferred stock following the initial issuance of shares of series L preferred stock on June 23, 2003, shall accrue dividends from the earliest date on which any shares of the series L preferred stock were issued (June 23, 2003), and shall receive the same dividend payment regardless of the date on which such share was actually issued. Except as provided below, unless full cumulative dividends on the series L preferred stock have been or at the same time are declared and paid or declared and a sum sufficient for payment set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in common stock or other equity securities ranking junior to the series L preferred stock as to dividends and upon liquidation, dissolution and winding up) shall be declared or paid or set aside for payment, nor may any common stock or any other equity securities ranking junior to or on a parity with the series L preferred stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such securities) by us (except by conversion into or exchange for other equity securities ranking junior to the series L preferred stock and pursuant to the provisions of our charter providing for limitations on ownership and transfer in order to ensure that we remain qualified as a real estate investment trust). When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the series L preferred stock and any other equity securities ranking as to dividends on a parity with the series L preferred stock, all dividends declared upon the series L preferred stock and any other equity securities ranking as to dividends on a parity with the series L preferred stock will be declared pro rata so that the amount of dividends declared per share of series L preferred stock and each such other equity securities shall bear to each other the same ratio that accumulated dividends per share of series L preferred stock and such other equity securities (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other. Dividends on the series L preferred stock will accumulate whether or not we have funds legally available for the payment of dividends and whether or not we declare dividends. If we designate any portion of a dividend as a “capital gain dividend,” a holder’s share of the capital gain dividend will be an amount that bears the same ratio to the total amount of dividends (as determined for federal income tax purposes) paid to the holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends (as determined for federal income tax purposes) paid on all classes of shares for the year.

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of our series L preferred stock are entitled to receive out of our assets legally available for distribution to our stockholders remaining after payment or provision for payment of all of our debts and liabilities, a liquidation preference, in cash, of $25.00 per share, and in addition, a preferential payment in an amount equal to any accumulated and unpaid dividends to the date of such payment, before any distribution of assets is made to holders of common stock or any other equity securities that rank junior to the series L preferred stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the series L preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other entity, a merger of another entity with or into us, a statutory share exchange or the sale, lease, transfer or conveyance of all or substantially all of our property or business do not constitute a liquidation, dissolution or winding up for purposes of triggering the liquidation preference.

If we voluntarily or involuntarily liquidate, dissolve or wind up and our assets are insufficient to make full payment to holders of the series L preferred stock and the corresponding amounts payable on all shares of other classes or series of equity securities ranking on a parity with the series L preferred stock as to liquidation rights, then the holders of the series L preferred stock and all other such classes or series of equity securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

The series L preferred stock has no stated maturity and is not subject to mandatory redemption or any sinking fund. We cannot redeem the series L preferred stock prior to June 23, 2008. On and after June 23, 2008, we can redeem the series L preferred stock for cash at our option, in whole or from time to time in part, at a redemption price of $25.00 per share, plus accumulated and unpaid dividends, if any, to the redemption date. In certain circumstances related to our maintenance of our ability to qualify as a real estate investment trust for federal income tax purposes, we may redeem shares of series L preferred stock.

Holders of series L preferred stock have no voting rights, except as described below. If we do not pay dividends on the series L preferred stock for six or more quarterly periods (whether or not consecutive), holders of the series L preferred stock (voting separately as a class with all other classes or series of equity securities upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors until we have eliminated all dividend arrearages with respect to the series L preferred stock. So long as any shares of series L preferred stock remain outstanding, we may not, without the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of outstanding shares of series L preferred stock (the series L preferred stock voting separately as a class):

•	authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the series L preferred stock;

•	reclassify any of our authorized stock into any class or series of stock ranking senior to the series L preferred stock;

•	create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any class or series of stock ranking senior to the series L preferred stock; or

•	amend, alter or repeal the provisions of our charter, whether by merger or consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the series L preferred stock.

With respect to the occurrence of any of the events set forth in the fourth bullet point above, so long as shares of series L preferred stock (or shares issued by a surviving entity in substitution for shares of the series L preferred stock) remain outstanding with the terms materially unchanged, taking into account that upon the occurrence of such an event, we may not be the surviving entity, the occurrence of any such event will not be considered to materially and adversely affect rights, preferences, privileges or voting powers of holders of series L preferred stock. Any increase in the amount of the authorized preferred stock, the creation or issuance of any other class or series of preferred stock or any increase in the amount of authorized series L preferred stock or any other class or series of preferred stock, in each case ranking on a parity with or junior to the series L preferred stock will not be considered to materially and adversely affect such rights, preferences, privileges or voting powers.

In accordance with the terms of the operating partnership’s partnership agreement, we contributed the net proceeds of the sale of the series L preferred stock to the operating partnership and the operating partnership issued to us series L preferred units that generally mirror the rights, preferences and other terms of the series L preferred stock. The operating partnership is required to make all required distributions on the series L preferred units prior to any distribution of cash or assets to the holders of any other units or any other equity interests in the operating partnership, except for any other series of preferred units ranking on a parity with the series L preferred units as to dividends or voluntary or involuntary liquidation, dissolution or winding up of the operating partnership.

Description of Series M Preferred Stock

We are authorized to issue up to 2,300,000 shares of series M preferred stock, all of which are currently issued and outstanding. The series M preferred stock ranks, with respect to dividends and in the event we voluntarily or involuntarily liquidate, dissolve or wind up:

•	senior to all classes or series of common stock and to all of our equity securities that provide that they rank junior to the series M preferred stock;

•	junior to all equity securities issued by us which rank senior to the series M preferred stock; and

•	on a parity with all equity securities issued by us (including the series L, O and P preferred stock and, if and when issued, the series D preferred stock) other than those referred to in the bullet points above.

The term “equity securities” does not include convertible debt securities.

Holders of the series M preferred stock are entitled to receive, when and as authorized by the board of directors out of funds legally available for dividends, cumulative preferential cash dividends at the rate of 6.75% of the liquidation preference per annum (equivalent to $1.6875 per annum per share of series M preferred stock). Dividends on the series M preferred stock accumulate on a daily basis and are payable quarterly in arrears on the 15th day of each January, April, July and October. Each share of series M preferred stock issued and outstanding on the record date for the first dividend payment on the series M preferred stock following the initial issuance of shares of series M preferred stock on November 25, 2003, shall accrue dividends from the earliest date on which any shares of the series M preferred stock were issued (November 25, 2003), and shall receive the same dividend payment regardless of the date on which such share was actually issued. Except as provided below, unless full cumulative dividends on the series M preferred stock have been or at the same time are declared and paid or declared and a sum sufficient for payment set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in common stock or other equity securities ranking junior to the series M preferred stock as to dividends and upon liquidation, dissolution and winding up) shall be declared or paid or set aside for payment, nor may any common stock or any other equity securities ranking junior to or on a parity with the series M preferred stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such securities) by us (except by conversion into or exchange for other equity securities ranking junior to the series M preferred stock and pursuant to the provisions of our charter providing for limitations on ownership and transfer in order to ensure that we remain qualified as a real estate investment trust). When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the series M preferred stock and any other equity securities ranking as to dividends on a parity with the series M preferred stock, all dividends declared upon the series M preferred stock and any other equity securities ranking as to dividends on a parity with the series M preferred stock will be declared pro rata so that the amount of dividends declared per share of series M preferred stock and each such other equity securities shall bear to each other the same ratio that accumulated dividends per share of series M preferred stock and such other equity securities (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other. Dividends on the series M preferred stock will accumulate whether or not we have funds legally available for the payment of dividends and whether or not we declare dividends. If we designate any portion of a dividend as a “capital gain dividend,” a holder’s share of the capital gain dividend will be an amount that bears the same ratio to the total amount of dividends (as determined for federal income tax purposes) paid to the holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends (as determined for federal income tax purposes) paid on all classes of shares for the year.

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of our series M preferred stock are entitled to receive out of our assets legally available for distribution to our stockholders remaining after payment or provision for payment of all of our debts and liabilities, a liquidation preference, in cash, of $25.00 per share, and in addition, a preferential payment in an amount equal to any accumulated and unpaid dividends to the date of such payment, before any distribution of assets is made to holders of common stock or any other equity securities that rank junior to the series M preferred stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the series M preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other entity, a merger of another entity with or into us, a statutory share exchange or the sale, lease, transfer or conveyance of all or substantially all of our property or business do not constitute a liquidation, dissolution or winding up for purposes of triggering the liquidation preference.

If we voluntarily or involuntarily liquidate, dissolve or wind up and our assets are insufficient to make full payment to holders of the series M preferred stock and the corresponding amounts payable on all shares of other classes or series of equity securities ranking on a parity with the series M preferred stock as to liquidation rights, then the holders of the series M preferred stock and all other such classes or series of equity securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

The series M preferred stock has no stated maturity and is not subject to mandatory redemption or any sinking fund. On and after November 25, 2008, we can redeem the series M preferred stock for cash at our option, in whole or from time to time in part, at a redemption price of $25.00 per share, plus accumulated and unpaid dividends, if any, to the redemption date. In certain circumstances related to our maintenance of our ability to qualify as a real estate investment trust for federal income tax purposes, we may redeem shares of series M preferred stock.

Holders of series M preferred stock have no voting rights, except as described below. If we do not pay dividends on the series M preferred stock for six or more quarterly periods (whether or not consecutive), holders of the series M preferred stock (voting separately as a class with all other classes or series of equity securities upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors until we have eliminated all dividend arrearages with respect to the series M preferred stock. So long as any shares of series M preferred stock remain outstanding, we may not, without the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of outstanding shares of series M preferred stock (the series M preferred stock voting separately as a class):

•	authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the series M preferred stock;

•	reclassify any of our authorized stock into any class or series of stock ranking senior to the series M preferred stock;

•	create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any class or series of stock ranking senior to the series M preferred stock; or

•	amend, alter or repeal the provisions of our charter, whether by merger or consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the series M preferred stock.

With respect to the occurrence of any of the events set forth in the fourth bullet point above, so long as shares of series M preferred stock (or shares issued by a surviving entity in substitution for shares of the series M preferred stock) remain outstanding with the terms materially unchanged, taking into account that upon the occurrence of such an event, we may not be the surviving entity, the occurrence of any such event will not be considered to materially and adversely affect rights, preferences, privileges or voting powers of holders of series M preferred stock. Any increase in the amount of the authorized preferred stock, the creation or issuance of any other class or series of preferred stock or any increase in the amount of authorized series M preferred stock or any other class or series of preferred stock, in each case ranking on a parity with or junior to the series M preferred stock will not be considered to materially and adversely affect such rights, preferences, privileges or voting powers.

In accordance with the terms of the operating partnership’s partnership agreement, we contributed the net proceeds of the sale of the series M preferred stock to the operating partnership and the operating partnership issued to us series M preferred units that generally mirror the rights, preferences and other terms of the series M preferred stock. The operating partnership is required to make all required distributions on the series M preferred units prior to any distribution of cash or assets to the holders of any other units or any other equity interests in the operating partnership, except for any other series of preferred units ranking on a parity with the series M preferred units as to dividends or voluntary or involuntary liquidation, dissolution or winding up of the operating partnership.

Description of Series O Preferred Stock

We are authorized to issue up to 3,000,000 shares of series O preferred stock, all of which are currently issued and outstanding. The series O preferred stock ranks, with respect to dividends and in the event we voluntarily or involuntarily liquidate, dissolve or wind up:

•	senior to all classes or series of common stock and to all of our equity securities that provide that they rank junior to the series O preferred stock;

•	junior to all equity securities issued by us which rank senior to the series O preferred stock; and

•	on a parity with all equity securities issued by us (including the series L, M and P preferred stock and, if and when issued, the series D preferred stock) other than those referred to in the bullet points above.

The term “equity securities” does not include convertible debt securities.

Holders of the series O preferred stock are entitled to receive, when and as authorized by the board of directors out of funds legally available for dividends, cumulative preferential cash dividends at the rate of 7.00% of the liquidation preference per annum (equivalent to $1.75 per annum per share of series O preferred stock). Dividends on the series O preferred stock accumulate on a daily basis and are payable quarterly in arrears on the 15th day of each January, April, July and October. Each share of series O preferred stock issued and outstanding on the record date for the first dividend payment on the series O preferred stock following the initial issuance of shares of series O preferred stock on December 13, 2005, shall accrue dividends from the earliest date on which any shares of the series O preferred stock were issued (December 13, 2005), and shall receive the same dividend payment regardless of the date on which such share was actually issued. Except as provided below, unless full cumulative dividends on the series O preferred stock have been or at the same time are declared and paid or declared and a sum sufficient for payment set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in common stock or other equity securities ranking junior to the series O preferred stock as to dividends and upon liquidation, dissolution and winding up) shall be declared or paid or set aside for payment, nor may any common stock or any other equity securities ranking junior to or on a parity with the series O preferred stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such securities) by us (except by conversion into or exchange for other equity securities ranking junior to the series O preferred stock and pursuant to the provisions of our charter providing for limitations on ownership and transfer in order to ensure that we remain qualified as a real estate investment trust). When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the series O preferred stock and any other equity securities ranking as to dividends on a parity with the series O preferred stock, all dividends declared upon the series O preferred stock and any other equity securities ranking as to dividends on a parity with the series O preferred stock will be declared pro rata so that the amount of dividends declared per share of series O preferred stock and each such other equity securities shall bear to each other the same ratio that accumulated dividends per share of series O preferred stock and such other equity securities (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other. Dividends on the series O preferred stock will accumulate whether or not we have funds legally available for the payment of dividends and whether or not we declare dividends. If we designate any portion of a dividend as a “capital gain dividend,” a holder’s share of the capital gain dividend will be an amount that bears the same ratio to the total amount of dividends (as determined for federal income tax purposes) paid to the holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends (as determined for federal income tax purposes) paid on all classes of shares for the year.

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of our series O preferred stock are entitled to receive out of our assets legally available for distribution to our stockholders remaining after payment or provision for payment of all of our debts and liabilities, a liquidation preference, in cash, of $25.00 per share, and in addition, a preferential payment in an amount equal to any accumulated and unpaid dividends to the date of such payment, before any distribution of assets is made to holders of common stock or any other equity securities that rank junior to the series O preferred stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the series O preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other entity, a merger of another entity with or into us, a statutory share exchange or the sale, lease, transfer or conveyance of all or substantially all of our property or business do not constitute a liquidation, dissolution or winding up for purposes of triggering the liquidation preference.

If we voluntarily or involuntarily liquidate, dissolve or wind up and our assets are insufficient to make full payment to holders of the series O preferred stock and the corresponding amounts payable on all shares of other classes or series of equity securities ranking on a parity with the series O preferred stock as to liquidation rights, then the holders of the series O preferred stock and all other such classes or series of equity securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

The series O preferred stock has no stated maturity and is not subject to mandatory redemption or any sinking fund. On and after December 13, 2010, we can redeem the series O preferred stock for cash at our option, in whole or from time to time in part, at a redemption price of $25.00 per share, plus accumulated and unpaid dividends, if any, to the redemption date. In certain circumstances related to our maintenance of our ability to qualify as a real estate investment trust for federal income tax purposes, we may redeem shares of series O preferred stock.

Holders of series O preferred stock have no voting rights, except as described below. If we do not pay dividends on the series O preferred stock for six or more quarterly periods (whether or not consecutive), holders of the series O preferred stock (voting separately as a class with all other classes or series of equity securities upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors until we have eliminated all dividend arrearages with respect to the series O preferred stock. So long as any shares of series O preferred stock remain outstanding, we may not, without the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of outstanding shares of series O preferred stock (the series O preferred stock voting separately as a class):

•	authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the series O preferred stock;

•	reclassify any of our authorized stock into any class or series of stock ranking senior to the series O preferred stock;

•	create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any class or series of stock ranking senior to the series O preferred stock; or

•	amend, alter or repeal the provisions of our charter, whether by merger or consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the series O preferred stock.

With respect to the occurrence of any of the events set forth in the fourth bullet point above, so long as shares of series O preferred stock (or shares issued by a surviving entity in substitution for shares of the series O preferred stock) remain outstanding with the terms materially unchanged, taking into account that upon the occurrence of such an event, we may not be the surviving entity, the occurrence of any such event will not be considered to materially and adversely affect rights, preferences, privileges or voting powers of holders of series O preferred stock. Any increase in the amount of the authorized preferred stock, the creation or issuance of any other class or series of preferred stock or any increase in the amount of authorized series O preferred stock or any other class or series of preferred stock, in each case ranking on a parity with or junior to the series O preferred stock will not be considered to materially and adversely affect such rights, preferences, privileges or voting powers.

In accordance with the terms of the operating partnership’s partnership agreement, we contributed the net proceeds of the sale of the series O preferred stock to the operating partnership and the operating partnership issued to us series O preferred units that generally mirror the rights, preferences and other terms of the series O preferred stock. The operating partnership is required to make all required distributions on the series O preferred units prior to any distribution of cash or assets to the holders of any other units or any other equity interests in the operating partnership, except for any other series of preferred units ranking on a parity with the series O preferred units as to dividends or voluntary or involuntary liquidation, dissolution or winding up of the operating partnership.

Description of Series P Preferred Stock

We are authorized to issue up to 2,000,000 shares of series P preferred stock, all of which are currently issued and outstanding. The series P preferred stock ranks, with respect to dividends and in the event we voluntarily or involuntarily liquidate, dissolve or wind up:

•	senior to all classes or series of common stock and to all of our equity securities that provide that they rank junior to the series P preferred stock;

•	junior to all equity securities issued by us which rank senior to the series P preferred stock; and

•	on a parity with all equity securities issued by us (including the series L, M and O preferred stock and, if and when issued, the series D preferred stock) other than those referred to in the bullet points above.

The term “equity securities” does not include convertible debt securities.

Holders of the series P preferred stock are entitled to receive, when and as authorized by the board of directors out of funds legally available for dividends, cumulative preferential cash dividends at the rate of 6.85% of the liquidation preference per annum (equivalent to $1.7125 per annum per share of series P preferred stock). Dividends on the series P preferred stock accumulate on a daily basis and are payable quarterly in arrears on the 15th day of each January, April, July and October. Each share of series P preferred stock issued and outstanding on the record date for the first dividend payment on the series P preferred stock following the initial issuance of shares of series P preferred stock on August 25, 2006, shall accrue dividends from the earliest date on which any shares of the series P preferred stock were issued (August 25, 2006), and shall receive the same dividend payment regardless of the date on which such share was actually issued. Except as provided below, unless full cumulative dividends on the series P preferred stock have been or at the same time are declared and paid or declared and a sum sufficient for payment set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in common stock or other equity securities ranking junior to the series P preferred stock as to dividends and upon liquidation, dissolution and winding up) shall be declared or paid or set aside for payment, nor may any common stock or any other equity securities ranking junior to or on a parity with the series P preferred stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such securities) by us (except by conversion into or exchange for other equity securities ranking junior to the series P preferred stock and pursuant to the provisions of our charter providing for limitations on ownership and transfer in order to ensure that we remain qualified as a real estate investment trust). When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the series P preferred stock and any other equity securities ranking as to dividends on a parity with the series P preferred stock, all dividends declared upon the series P preferred stock and any other equity securities ranking as to dividends on a parity with the series P preferred stock will be declared pro rata so that the amount of dividends declared per share of series P preferred stock and each such other equity securities shall bear to each other the same ratio that accumulated dividends per share of series P preferred stock and such other equity securities (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other. Dividends on the series P preferred stock will accumulate whether or not we have funds legally available for the payment of dividends and whether or not we declare dividends. If we designate any portion of a dividend as a “capital gain dividend,” a holder’s share of the capital gain dividend will be an amount that bears the same ratio to the total amount of dividends (as determined for federal income tax purposes) paid to the holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends (as determined for federal income tax purposes) paid on all classes of shares for the year.

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of our series P preferred stock are entitled to receive out of our assets legally available for distribution to our stockholders remaining after payment or provision for payment of all of our debts and liabilities, a liquidation preference, in cash, of $25.00 per share, and in addition, a preferential payment in an amount equal to any accumulated and unpaid dividends to the date of such payment, before any distribution of assets is made to holders of common stock or any other equity securities that rank junior to the series P preferred stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the series P preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other entity, a merger of another entity with or into us, a statutory share exchange or the sale, lease, transfer or conveyance of all or substantially all of our property or business do not constitute a liquidation, dissolution or winding up for purposes of triggering the liquidation preference.

If we voluntarily or involuntarily liquidate, dissolve or wind up and our assets are insufficient to make full payment to holders of the series P preferred stock and the corresponding amounts payable on all shares of other classes or series of equity securities ranking on a parity with the series P preferred stock as to liquidation rights, then the holders of the series P preferred stock and all other such classes or series of equity securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

The series P preferred stock has no stated maturity and is not subject to mandatory redemption or any sinking fund. On and after August 25, 2011, we can redeem the series P preferred stock for cash at our option, in whole or from time to time in part, at a redemption price of $25.00 per share, plus accumulated and unpaid dividends, if any, to the redemption date. In certain circumstances related to our maintenance of our ability to qualify as a real estate investment trust for federal income tax purposes, we may redeem shares of series P preferred stock.

Holders of series P preferred stock have no voting rights, except as described below. If we do not pay dividends on the series P preferred stock for six or more quarterly periods (whether or not consecutive), holders of the series P preferred stock (voting separately as a class with all other classes or series of equity securities upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors until we have eliminated all dividend arrearages with respect to the series P preferred stock. So long as any shares of series P preferred stock remain outstanding, we may not, without the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of outstanding shares of series P preferred stock (the series P preferred stock voting separately as a class):

•	authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the series P preferred stock;

•	reclassify any of our authorized stock into any class or series of stock ranking senior to the series P preferred stock;

•	create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any class or series of stock ranking senior to the series P preferred stock; or

•	amend, alter or repeal the provisions of our charter, whether by merger or consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the series P preferred stock.

With respect to the occurrence of any of the events set forth in the fourth bullet point above, so long as shares of series P preferred stock (or shares issued by a surviving entity in substitution for shares of the series P preferred stock) remain outstanding with the terms materially unchanged, taking into account that upon the occurrence of such an event, we may not be the surviving entity, the occurrence of any such event will not be considered to materially and adversely affect rights, preferences, privileges or voting powers of holders of series P preferred stock. Any increase in the amount of the authorized preferred stock, the creation or issuance of any other class or series of preferred stock or any increase in the amount of authorized series P preferred stock or any other class or series of preferred stock, in each case ranking on a parity with or junior to the series P preferred stock will not be considered to materially and adversely affect such rights, preferences, privileges or voting powers.

In accordance with the terms of the operating partnership’s partnership agreement, we contributed the net proceeds of the sale of the series P preferred stock to the operating partnership and the operating partnership issued to us series P preferred units that generally mirror the rights, preferences and other terms of the series P preferred stock. The operating partnership is required to make all required distributions on the series P preferred units prior to any distribution of cash or assets to the holders of any other units or any other equity interests in the operating partnership, except for any other series of preferred units ranking on a parity with the series P preferred units as to dividends or voluntary or involuntary liquidation, dissolution or winding up of the operating partnership.

Transfer Agent, Registrar and Dividend Disbursing Agent

The transfer agent, registrar and dividend disbursing agent for our preferred stock is currently Computershare Investor Services, LLC.

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF CAPITAL STOCK

In order for us to qualify as a real estate investment trust under the Internal Revenue Code, no more than 50% in value of all classes of our outstanding shares of capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which we have made an election to be treated as a real estate investment trust). In addition, if we, or an owner of 10% or more of our capital stock, actually or constructively own 10% or more of one of our tenants (or a tenant of any partnership or limited liability company in which we are a partner or member), the rent received by us (either directly or through the partnership or limited liability company) from the tenant will not be qualifying income for purposes of the gross income tests for real estate investment trusts contained in the Internal Revenue Code. A real estate investment trust’s stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a real estate investment trust has been made).

Because our board of directors currently believes it is desirable for us to qualify as a real estate investment trust, our charter, subject to certain exceptions as discussed below, provides that no person may own, or be deemed to own by virtue of the constructive ownership provisions of the Internal Revenue Code, more than 9.8% (by value or number of shares, whichever is more restrictive) of each of our issued and outstanding common stock, series L preferred stock, series M preferred stock, series O preferred stock and series P preferred stock. We also prohibit the ownership, actually or constructively, of any shares of our series D preferred stock by any single person so that no such person, taking into account all of our stock so owned by such person, including any common stock or preferred stock, may own in excess of 9.8% in value of our issued and outstanding capital stock. The constructive ownership rules under the Internal Revenue Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock, series L preferred stock, series M preferred stock, series O preferred stock, series P preferred stock or any other capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, common stock, series L preferred stock, series M preferred stock, series O preferred stock, series P preferred stock or any other capital stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock, series L preferred stock, series M preferred stock, series O preferred stock, series P preferred stock or any other capital stock, as the case may be, and thereby subject the common stock, series L preferred stock, series M preferred stock, series O preferred stock, series P preferred stock or any other capital stock to the applicable ownership limit. The board of directors may, but in no event will be required to, waive the applicable ownership limit with respect to a particular stockholder if it determines that such ownership will not jeopardize our status as a real estate investment trust and the board of directors otherwise decides such action would be in our best interest. As a condition of such waiver, the board of directors may require an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving our real estate investment trust status.

Our charter also provides that:

•	no person may actually or constructively own common stock, series D preferred stock, series L preferred stock, series M preferred stock, series O preferred stock or series P preferred stock that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a real estate investment trust;

•	no person may transfer common stock, series D preferred stock, series L preferred stock, series M preferred stock, series O preferred stock or series P preferred stock, if a transfer would result in shares of our capital stock being owned by fewer than 100 persons; and

•	any person who acquires or attempts or intends to acquire actual or constructive ownership of common stock, series D preferred stock, series L preferred stock, series M preferred stock, series O preferred stock or series P preferred stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to notify us immediately and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a real estate investment trust.

These restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a real estate investment trust and such determination is approved by the affirmative vote of holders owning at least two-thirds of the shares of our outstanding capital stock entitled to vote thereon. Except as otherwise described above, any change in the applicable ownership limit would require an amendment to our charter, which must be declared advisable by our board of directors and approved by the affirmative vote of holders owning at least two-thirds of the shares of our outstanding capital stock entitled to vote on the amendment.

Under our charter, if any attempted transfer of shares of stock or any other event would otherwise result in any person violating an ownership limit, any other limit imposed by our board of directors or the other restrictions in the charter, then any such attempted transfer will be void and of no force or effect with respect to the purported transferee as to that number of shares that exceeds the applicable ownership limit or such other limit (referred to herein as “excess shares”). Under those circumstances, the prohibited transferee will acquire no right or interest (or, in the case of any event other than an attempted transfer, the person or entity holding record title to any shares in excess of the applicable ownership limit will cease to own any right or interest) in the excess shares. Any excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us. This automatic transfer will be considered to be effective as of the close of business on the business day prior to the date of the violating transfer or event. Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust will be required to sell the excess shares to a person or entity who could own the shares without violating the applicable ownership limit, or any other limit imposed by our board of directors, and distribute to the prohibited transferee an amount equal to the lesser of the price paid by the prohibited transferee for the excess shares or the sales proceeds received by the trust for the excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the prohibited owner an amount equal to the lesser of the applicable market price of the excess shares as of the date of the event or the sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the prohibited transferee or prohibited owner will be distributed to the beneficiary. Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and also will be entitled to exercise all voting rights with respect to the excess shares. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority (at the trustee’s sole discretion) to rescind as void any vote cast by a prohibited transferee or prohibited owner prior to the time that we discover that the shares have been automatically transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. If we pay the prohibited transferee or prohibited owner any dividend or other distribution before we discover that the shares were transferred to the trust, the prohibited transferee or prohibited owner will be required to repay the trustee upon demand for distribution to the beneficiary. If the transfer to the trust is not automatically effective (for any reason), to prevent violation of the applicable ownership limit or any other limit provided in our charter or imposed by the board of directors, then our charter provides that the transfer of the excess shares will be void ab initio and the intended transferee will acquire no rights to such shares.

In addition, shares of stock held in the trust will be considered to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (2) the applicable market price on the date that we, or our designee, accept the offer. We have the right to accept the offer until the trustee has sold the shares held in the trust. Upon that sale to us, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee or prohibited owner.

If any attempted transfer of shares would cause us to be beneficially owned by fewer than 100 persons, our charter provides that the transfer will be void ab initio and the intended transferee will acquire no rights to such shares.

All certificates representing shares will bear a legend referring to the restrictions described above. The ownership limitations described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for the shares or otherwise be in the best interest of stockholders.

Under our charter, owners of outstanding shares must, upon our demand, provide us with a completed questionnaire containing information regarding ownership of the shares, as set forth in the treasury regulations. In addition, each stockholder must upon demand disclose to us in writing such information that we may request in order to determine the effect, if any, of the stockholder’s actual and constructive ownership of shares of our stock, on our status as a real estate investment trust and to ensure compliance with each ownership limit, or any other limit specified in our charter or required by the board of directors.

DESCRIPTION OF CERTAIN PROVISIONS OF THE PARTNERSHIP AGREEMENT
OF AMB PROPERTY II, L.P.

A portion of our assets are held by or through AMB Property II, L.P. As the sole indirect owner of Texas AMB I, LLC, the general partner of AMB Property II, L.P., we have the exclusive right and power to manage AMB Property II, L.P. Our interest in AMB Property II, L.P. is designated as an indirect general partner interest. We have summarized certain terms and provisions of AMB Property II, L.P.’s partnership agreement. This summary is not complete and is qualified by the provisions of the partnership agreement. For more detail, you should refer to the partnership agreement itself, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Holders of limited partnership units hold limited partnership interests in AMB Property II, L.P., and all holders of partnership interests (including Texas AMB I, LLC in its capacity as general partner) are entitled to share in cash distributions from, and in the profits and losses of, AMB Property II, L.P. The distributions that we may pay per share of our preferred stock are expected to be equal to the distributions per unit that AMB Property II, L.P. pays on the corresponding series of preferred units. The units have not been registered pursuant to federal or state securities laws, and they will not be listed on the New York Stock Exchange or any other exchange or quoted on any national market system. However, the shares of common stock that we may issue upon exchange of the class B common units and the shares of preferred stock that we may issue upon exchange of preferred units may be sold in registered transactions or transactions exempt from registration under the Securities Act. The limited partners of AMB Property II, L.P. have the rights to which limited partners are entitled under the partnership agreement and the Delaware Revised Uniform Limited Partnership Act. The partnership agreement imposes certain restrictions on the transfer of AMB Property II, L.P. units, as described below.

Purpose, Business and Management

AMB Property II, L.P. is organized as a Delaware limited partnership pursuant to the terms of the partnership agreement. AMB Property Holding Corporation, our wholly owned subsidiary, is the sole member of Texas AMB I, LLC, the general partner of AMB Property II, L.P.

AMB Property II, L.P. is authorized to conduct any business that a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act may lawfully conduct, except that the partnership agreement requires that the partnership conduct its business in such a manner that will permit us to be classified as a real estate investment trust under Section 856 of the Internal Revenue Code, unless we cease to qualify as a real estate investment trust for reasons other than the conduct of the business of AMB Property II, L.P. Subject to the foregoing limitation, AMB Property II, L.P. may enter into partnerships, joint ventures or similar arrangements and may own interests directly or indirectly in any other entity.

Texas AMB I, LLC, the general partner of AMB Property II, L.P., has the exclusive power and authority to conduct the business of AMB Property II, L.P., subject to the consent of the limited partners in certain limited circumstances (as discussed below) and except as expressly limited in the partnership agreement.

Texas AMB I, LLC, the general partner of AMB Property II, L.P., has the right to make all decisions and take all actions with respect to AMB Property II, L.P.’s acquisition and operation of our properties and all other assets and businesses of or related to AMB Property II, L.P. No limited partner may take part in the conduct or control of the business or affairs of AMB Property II, L.P. by virtue of its interest in the partnership. In particular, each limited partner expressly acknowledges in the partnership agreement that as general partner, Texas AMB I, LLC is acting on behalf of AMB Property II, L.P.’s limited partners and members of Texas AMB I, LLC, collectively, and is under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of AMB Property II, L.P. We intend to make decisions in our capacity as indirect owner of Texas AMB I, LLC, the general partner of AMB Property II, L.P., so as to maximize our profitability and the profitability of AMB Property II, L.P. as a whole, independent of the tax effects on the limited partners. Texas AMB I, LLC has no liability to a limited partner as a result of any liabilities or damages incurred or suffered by, or benefits not derived by, a limited partner as a result of its action or inaction as the general partner of AMB Property II, L.P. as long as Texas AMB I, LLC acted in good faith. Limited partners have no right or authority to act for or to bind AMB Property II, L.P. Limited partners of AMB Property II, L.P. have no authority to transact business for, or participate in the management activities or decisions of, AMB Property II, L.P., except as provided in the partnership agreement or as required by applicable law.

Engaging in Other Businesses; Conflicts of Interest; Transactions between AMB Property II, L.P. and the General Partner and its Affiliates

Texas AMB I, LLC may not, without the consent of the holders of a majority of the limited partnership interests, conduct any business other than in connection with the ownership, acquisition and disposition of AMB Property II, L.P. interests as a general partner and the management of the business of AMB Property II, L.P., and activities that are incidental to these activities. Unless it otherwise agrees, each limited partner, and its affiliates, is free to engage in any business or activity, even if the business or activity competes with or is enhanced by the business of AMB Property II, L.P. The AMB Property II, L.P. partnership agreement does not prevent another person or entity that acquires control of us in the future from conducting other businesses or owning other assets, even if it would be in the best interests of the limited partners for AMB Property II, L.P. to own those businesses or assets. In the exercise of its power and authority under the partnership agreement, Texas AMB I, LLC may contract and otherwise deal with or otherwise obligate AMB Property II, L.P. to entities in which Texas AMB I, LLC, we or any one or more of our officers, directors or stockholders may have an ownership or other financial interest. Texas AMB I, LLC may retain persons or entities that Texas AMB I, LLC selects (including itself, us, any entity in which we have an interest or any entity with which we are affiliated) to provide services to or on behalf of AMB Property II, L.P.

Reimbursement of the General Partner

Texas AMB I, LLC does not receive any compensation for its services as general partner of AMB Property II, L.P. However, as a partner in AMB Property II, L.P., Texas AMB I, LLC has rights to allocations and distributions of the partnership. In addition, AMB Property II, L.P. reimburses Texas AMB I, LLC for all expenses it incurs relating to ownership of interests in and operation of, or for the benefit of, AMB Property II, L.P. AMB Property II, L.P. will reimburse Texas AMB I, LLC for all expenses incurred relating to the ongoing operation of AMB Property II, L.P. and any issuance of additional partnership interests in AMB Property II, L.P. These expenses include those incurred in connection with the administration and activities of AMB Property II, L.P., such as the maintenance of the partnership’s books and records, management of the partnership’s property and assets, and preparation of information regarding the partnership provided to the partners in the preparation of their individual tax returns.

Exculpation and Indemnification of the General Partner

The partnership agreement generally provides that neither the general partner of AMB Property II, L.P., nor any of its officers, directors or employees will be liable to AMB Property II, L.P. or any limited partner for losses sustained, liabilities incurred, or benefits not derived as a result of errors in judgment or for any mistakes of fact or law or for anything that the general partner may do or not do in connection with the business and affairs of AMB Property II, L.P. if its general partner carries out its duties in good faith. In addition, the general partner is not responsible for any misconduct, negligent act or omission of any of its consultants, contractors or agents, or any of AMB Property II, L.P.’s consultants, contractors or agents, provided that the general partner uses good faith in the selection of those contractors, consultants and agents. The general partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, and other consultants and advisors that it selects. Any action taken or omitted to be taken in reliance upon the opinion of such a consultant on a matter that the general partner reasonably believes is within the consultant’s professional or expert competence is presumed to be done in good faith.

The partnership agreement also requires AMB Property II, L.P. to indemnify the general partner, its directors and officers, and other persons that the general partner may from time to time designate against any loss or damage, including reasonable legal fees and expenses incurred by the person by reason of anything the person may do or not do for or on behalf of AMB Property II, L.P. or in connection with its business or affairs unless it is established that:

•	the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either the indemnified person committed the act or omission in bad faith or as the result of active and deliberate dishonesty;

•	the indemnified person actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

Any indemnification claims must be satisfied solely out of the assets of AMB Property II, L.P. and any insurance proceeds from the liability policy covering the general partner’s officers and directors and other persons that the general partner may from time to time designate. AMB Property II, L.P. may also purchase and maintain insurance on behalf of the general partner’s directors and officers, and other persons that the general partner may from time to time designate, against any liability, and related expenses, that may be asserted against such person in connection with the activities of the operating partnership, regardless of whether the partnership would have the power to indemnify that person against such liability under the partnership agreement.

Sales of Assets; Liquidation

Under the partnership agreement, the general partner generally has the exclusive authority to determine whether, when and on what terms, AMB Property II, L.P. will sell its assets.

A merger of AMB Property II, L.P. with another entity generally requires an affirmative vote of the partners (other than the preferred limited partners) holding a majority of the outstanding percentage interest (including the interest held directly or indirectly by us) of all partners other than preferred limited partners, subject to certain consent rights of holders of limited partnership units as described below under “Amendment of the Partnership Agreement.” A sale or disposition of all or substantially all of AMB Property II, L.P.’s assets generally requires an affirmative vote of the partners (other than the preferred limited partners) holding a majority of the outstanding percentage interest of all limited partners holding common units (other than the preferred limited partners). A dissolution or liquidation of AMB Property II, L.P. generally requires our approval as well as the affirmative vote of limited partners holding ninety percent (90%) of the outstanding percentage interest of all limited partners.

Capital Contribution

AMB Property II, L.P.’s partnership agreement provides that if AMB Property II, L.P. requires additional funds at any time and from time to time in excess of funds available to AMB Property II, L.P. from borrowings or capital contributions, AMB Property II, L.P. may borrow funds from a financial institution or other lender. As an alternative to borrowing funds required by AMB Property II, L.P., the general partner may accept additional capital contributions to AMB Property II, L.P. AMB Property II, L.P. may also raise additional funds by accepting additional capital contributions, in the form of cash, real property or other non-cash assets. If additional capital contributions to AMB Property II, L.P. are accepted, the partnership interest of the contributors in AMB Property II, L.P. will be increased on a proportionate basis.

Distributions

The partnership agreement generally provides that AMB Property II, L.P. will make quarterly distributions of available cash (as defined below), as determined in the manner provided in the partnership agreement, to the partners of AMB Property II, L.P. in proportion to their percentage interests in the partnership (which for any partner is determined by the number of units it owns relative to the total number of units outstanding). If any preferred units are issued and outstanding, AMB Property II, L.P. will pay distributions to holders of preferred units in accordance with the rights of each class of preferred units (and, within each such class, pro rata in proportion to the respective percentage interest of each holder), with any remaining available cash distributed in accordance with the previous sentence. Except as provided for in the partnership agreement with respect to series D preferred units and class B common units, no partnership interest is entitled to a distribution in preference to any other partnership interest. “Available cash” is generally defined as the sum of AMB Property II, L.P.’s net income or net loss, depreciation and all non-cash charges deducted to determine net income or net loss, the reduction in reserves of the partnership, the excess of net proceeds from the sale, exchange, disposition or refinancing of partnership property over the gain or loss recognized from such transaction and all other cash received by the partnership, minus all principal debt payments, capital expenditures, investments in any entity, expenditures and payments not deducted in determining net income or net loss, any amount included in determining net income or net loss that was not received by AMB

Property II, L.P., increases in reserves and amount of any working capital accounts and other cash or similar balances which the general partner determines to be necessary or appropriate.

Series D Preferred Units

On May 5, 1999, AMB Property II, L.P. issued and sold 1,595,337 7.75% series D cumulative redeemable preferred limited partnership units at a price of $50.00 per unit in a private placement. On February 22, 2007, in connection with the transfer of the series D preferred units, AMB Property II, L.P. amended the terms of the series D preferred units to change the rate applicable to series D preferred units from 7.75% to 7.18% and to change the date prior to which series D preferred units may not be redeemed from May 5, 2004 to February 22, 2012.

General

The series D preferred units rank, with respect to distribution rights and rights upon liquidation, winding up or dissolution of AMB Property II, L.P.:

•	senior to all common units of AMB Property II, L.P., including all class A and class B common units, and to all units of AMB Property II, L.P. that provide that they rank junior to the series D preferred units;

•	junior to all units which rank senior to the series D preferred units; and

•	on a parity with all other units expressly designated by AMB Property II, L.P. to rank on a parity with the series D preferred units.

Distribution Rights

Each series D preferred unit is entitled to receive cumulative preferential distributions payable on or before the 25th of March, June, September and December of each year at a rate of 7.18% per annum on an amount equal to $50.00 per series D preferred unit then outstanding (equivalent to $3.59 per annum), in preference to any payment made on any other class or series of partnership interest of AMB Property II, L.P., other than any class or series of partnership interest expressly designated as ranking on a parity with or senior to the series D preferred units.

Limited Consent Rights

For so long as any series D preferred units remain outstanding, AMB Property II, L.P. will not, without the affirmative vote of the holders of at least two-thirds of the series D preferred units:

•	authorize, create or increase the authorized or issued amount of any class or series of partnership interests ranking prior to the series D preferred units with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any partnership interests of AMB Property II, L.P. into any such partnership interest, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such partnership interests,

•	authorize or create, or increase the authorized or issued amount of any preferred units ranking on a parity with the series D preferred units or reclassify any partnership interest of AMB Property II, L.P. into any such partnership interest or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such partnership interests but only to the extent such parity preferred units are issued to an affiliate of AMB Property II, L.P., other than us or the operating partnership to the extent the issuance of such interests was to allow us or the operating partnership to issue corresponding preferred stock or preferred interests to persons who are not affiliates of AMB Property II, L.P., or

•	either (1) consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety to, any corporation or other entity or (2) amend, alter or repeal the provisions of AMB Property II, L.P.’s partnership agreement, whether by merger, consolidation or otherwise, in each case in a manner that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the series D preferred units or the holders of series D preferred units.

With respect to the occurrence of any of the events set forth in the third bullet point above, so long as AMB Property II, L.P. is either the surviving entity and the Series D Preferred Units remain outstanding with the terms unchanged or the resulting, surviving or transferee entity is a partnership, limited liability company or other pass-through entity organized under the laws of any state and substitutes for the Series D Preferred Units other interests in such entity having substantially the same terms and rights as the Series D Preferred Units, the occurrence of any such event will not be considered to materially and adversely affect the rights, privileges or voting powers of holders of Series D Preferred Units. Any increase in the amount of partnership interests or the creation or issuance of any other class or series of partnership interests, in each case ranking on a parity with or junior to the series D preferred units will not be considered to materially and adversely affect such rights, preferences, privileges or voting powers.

Limited Management Rights

If distributions on any series D preferred units remain unpaid for six or more quarterly periods (whether or not consecutive), subject to the rights of any holders of other preferred units ranking on a parity with the series D preferred units, the holders of series D preferred units may assume certain rights to manage AMB Property II, L.P. for the sole purpose of enforcing AMB Property II, L.P.’s rights and remedies against obligees of AMB Property II, L.P. or others from whom AMB Property II, L.P. may be entitled to receive cash or other assets, until all distributions accumulated on series D preferred units for all past quarterly periods and distributions for the then-current quarterly period have been fully paid or declared and a sum sufficient for the payment of such dividends irrevocably set aside in trust for payment in full.

Redemption and Exchange

Beginning February 22, 2012, the series D preferred units may be redeemed by AMB Property II, L.P. at a redemption price equal to $50.00 per unit, plus all accrued and unpaid distributions to the date of redemption. On or after May 5, 2009, the series D preferred units may be exchanged for shares of our 7.18% series D preferred stock as described under “Description of Preferred Stock — Series D Preferred Stock.” The general partner may, in lieu of exchanging the series D preferred units for shares of series D Preferred Stock, elect to cause AMB Property II, L.P. to redeem all or a portion of the series D preferred units for cash in an amount equal to $50.00 per unit plus accrued and unpaid distributions. The right of the holders of series D preferred units to exchange the series D preferred units for shares of series D Preferred Stock will in each case be subject to the ownership limitations set forth in our charter in order for us to maintain our qualification as a real estate investment trust for federal income tax purposes.

Registration Rights

We have granted to the holders of series D preferred units certain registration rights with respect to the shares of our series D preferred stock issuable upon exchange of the series D preferred units. Pursuant to a registration rights agreement between us, AMB Property II, L.P. and the holders of the series D preferred units and subject to certain limitations, we have agreed to prepare and file a registration statement covering the issuance of shares of our series D preferred stock issuable upon exchange of the series D preferred units, and the resale of such shares. We also agreed to use our best efforts to keep this registration statement continuously effective until all of the shares of our series D preferred stock covered by such registration statement have been issued and resold.

Class A Common Units

The class A common units rank junior to all partnership units of AMB Property II, L.P., including Class B common units, other than any class or series of partnership interest expressly designated as ranking junior to the class A common units. Holders of a majority of the class A common units may elect to remove the general partner, with or without cause, and select a successor general partner. The class A common units are not redeemable or exchangeable, and are not entitled to receive any distributions or liquidation preference.

All class A common units are limited partnership units, unless held by the general partner. All class B common units acquired by us pursuant to a redemption of the class B common units in exchange for shares of our common stock (as described more fully below) will automatically be converted into and deemed to be class A common units.

We will contribute any such class A common units to our operating partnership in exchange for additional partnership units in our operating partnership.

As of the date of this prospectus, Texas AMB I, LLC holds approximately 1% of the issued and outstanding class A common units, and the remainder of the issued and outstanding class A common units are held by the operating partnership.

Class B Common Units

General

All class B common units are limited partnership units. The class B common units rank, with respect to distribution rights and rights upon liquidation, winding up or dissolution of the AMB Property II, L.P.:

•	senior to AMB Property II, L.P.’s class A common units, all classes or series of common partnership units not expressly designated as ranking senior to the class B common units and any partnership units which by their terms are expressly designated as ranking junior to the class B common units;

•	junior to all classes or series of preferred partnership units (including AMB Property II, L.P.’s series D preferred units); and

•	on a parity with all partnership units which by their terms are expressly designated as raking on a parity with the class B common units.

Distribution Rights

Each class B common unit is entitled to receive cumulative preferential distributions equal to any dividends paid on our common stock, calculated as if each unit had been converted into a single share of common stock immediately prior to the record day for the payment of the respective dividend.

Redemption and Exchange

Beginning one year after the date such units are issued, the holders of class B common units generally may require AMB Property II, L.P. to redeem some or all of their class B common units for cash at a price equal to the average of the daily market price of a share of our common stock for the ten consecutive trading days prior to such redemption, provided, however, that AMB Property II, L.P. may elect to have us acquire some or all of the class B common units so tendered in which case the class B common units shall be exchanged for our common stock on a one-for-one basis (as adjusted for dividends, distributions, splits, subdivisions, reverse splits or combinations).

The right of the holders of class B common units to cause a redemption, or of AMB Property II, L.P. to cause an exchange of the class B common units for shares of our common stock, shall in each case be subject to the restrictions on ownership and transfers set forth in our charter in order for us to maintain our qualification as a real estate investment trust for federal income tax purposes.

Registration Rights

We have granted to the holders of class B common units certain registration rights with respect to the shares of our common stock issuable upon exchange of the class B common units. Pursuant to a registration rights agreement between us, AMB Property II, L.P. and the holders of the class B common units and subject to certain limitations, we agreed to prepare and file this registration statement covering the issuance of shares of our common stock issuable upon exchange of the class B common units, and the resale of such shares. We also agreed to use our reasonable best efforts to keep this registration statement continuously effective until all of the shares of our common stock covered by this registration statement have been issued and resold.

Removal of the General Partner

The limited partners may not remove the general partner of AMB Property II, L.P. with or without cause; provided, however, that holders of a majority of the class A common units (all outstanding shares of which are held by Texas AMB I, LLC and the operating partnership as of the date of this prospectus) may remove the general partner with or without cause.

Duties and Conflicts

Except as otherwise provided by our conflicts of interest policies with respect to directors and officers and as provided in the non-competition agreements that most of our executive officers have entered into with us, and subject to any agreements entered into by a limited partner or its affiliates with Texas AMB I, LLC, us or the operating partnership (or a subsidiary of Texas AMB I, LLC, us or the operating partnership), any limited partner of AMB Property II, L.P. may engage in other business activities outside AMB Property II, L.P., including business activities that directly compete with AMB Property II, L.P.

Meetings; Voting

The general partner may call meetings of the limited partners of AMB Property II, L.P. on its own motion, and shall call meetings of the limited partners, upon written request of limited partners owning at least 25% of the then outstanding limited partnership units that are entitled to vote on the matters to be voted upon at such meeting. Limited partners may vote either in person or by proxy at meetings. Limited partners may take any action that they are required or permitted to take either at a meeting of the limited partners or without a meeting if consents in writing setting forth the action taken are signed by limited partners owning not less than the minimum number of units that would be necessary to authorize or take the action at a meeting of the limited partners at which all limited partners entitled to vote on the action were present. Except as otherwise provided in the partnership agreement, each limited partner has a vote equal to the number of units the limited partner holds on matters for which limited partners are entitled to vote. A transferee of limited partnership units who has not been admitted as a substituted limited partner with respect to the units will have no voting rights with respect to the units, even if the transferee holds other units as to which it has been admitted as a limited partner. The partnership agreement does not provide for, and we do not anticipate calling, annual meetings of the limited partners.

Amendment of the Partnership Agreement

Amendments to AMB Property II, L.P.’s partnership agreement may be proposed by the general partner or limited partners owning at least 25% of the then outstanding limited partnership units entitled to consent to or approve the matter addressed in the proposed amendment. Generally, the partnership agreement may be amended with the approval of the general partner and partners (including Texas AMB I, LLC, but not including the preferred limited partners) holding a majority of all partnership interests then outstanding, other than preferred limited partners. Certain provisions regarding, among other things, the dissolution of AMB Property II, L.P., the general assignment for the benefit of creditors of AMB Property II, L.P.’s assets, the appointment of a custodian, receiver or trustee for any all of the AMB Property II, L.P.’s assets, the institution of bankruptcy proceedings, the confession of a judgment against AMB Property II, L.P. or the entrance into a merger, consolidation or other combination of the partnership with or into another entity, may not be undertaken without the approval of partners (other than preferred limited partners) holding a majority of the percentage interests of the partners in addition to any consents of the limited partners required to be obtained by the partnership agreement. The general partner has the power, without the consent of the partners, to amend the partnership agreement as may be required to, among other things:

•	add to the obligations of the general partner or surrender any right or power granted to the general partner for the benefit of the limited partners;

•	reflect the admission, substitution, termination or withdrawal of partners or reduction in partnership units in accordance with the terms of the partnership agreement;

•	establish the designations, rights, powers, duties and preferences of any additional partnership interests issued in accordance with the terms of the partnership agreement;

•	reflect a change of an inconsequential nature that does not materially adversely affect any limited partner, or cure any ambiguity, correct or supplement any provisions of or make other changes concerning matters under the partnership agreement not inconsistent with law or with other provisions of the partnership agreement;

•	satisfy any requirements of federal, state or local law;

•	to reflect such changes as are reasonably necessary for us to maintain our status as a real estate investment trust; and

•	modify the manner in which capital accounts are computed.

Texas AMB I, LLC may not, without the consent of the limited partners that would be adversely affected, take any action or make certain amendments to the partnership agreement, including amendments effected directly or indirectly through a merger or sale of assets of AMB Property II, L.P. or otherwise, that would, among other things,

•	convert a limited partner’s interest into a general partner’s interest;

•	modify the limited liability of a limited partner;

•	alter the rights of a partner to receive any distributions (except as permitted under the partnership agreement with respect to the admission of new partners or the issuance of additional units, either of which actions will have the effect of changing the percentage interests of the partners and thereby altering their interests in profits, losses and distributions); or

•	alter the limited partner’s redemption or exchange rights.

Term

AMB Property II, L.P. will continue in full force and effect for approximately 99 years from its formation or until sooner dissolved pursuant to the terms of the partnership agreement.

REDEMPTION/EXCHANGE OF CLASS B COMMON
LIMITED PARTNERSHIP UNITS FOR COMMON STOCK

Terms of the Exchange

An aggregate of 1,130,835 class B limited common partnership units of AMB Property II, L.P. became redeemable for cash on November 1, 2007, one year after their issuance. Beginning on that date, the selling stockholders may require AMB Property II, L.P. to redeem their class B limited partnership units, in whole or in part, for cash by delivering to AMB Property II, L.P., a notice of redemption, a form of which is attached to the partnership agreement. Upon receipt of the notice of redemption, AMB Property II, L.P. must deliver the cash payment due such unitholder upon redemption within ten (10) days; provided, however, that AMB Property II, L.P. may, in its sole and absolute discretion (subject to the limitations on ownership and transfer of common stock set forth in our charter), elect to have us exchange some or all of those class B common limited partnership units for shares of our common stock on a one-for-one basis, subject to adjustment as described under “Description of Certain Provisions of the Partnership Agreement of AMB Property II, L.P. — Class B Common Units — Redemption and Exchange.”

A tendering partner will have the right to receive the number of shares of common stock which corresponds to the number of class B common limited partnership units that AMB Property II, L.P. has elected to have us exchange in lieu of a cash redemption. Any shares of common stock issued by us to a limited partner will be duly authorized, validly issued, fully paid and nonassessable shares, free of any pledge, lien, encumbrance or restriction other than those provided in our charter, our bylaws, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to the shares entered into by the tendering partner. Notwithstanding any delay in delivery, the tendering partner will be considered to be the owner of shares for all purposes, including rights to vote or consent and receive dividends as of the date that the general partner receives the notice of redemption. In addition, in the event that AMB Property II, L.P. elects to cause us to deliver shares, the tendering partner may elect to withdraw its redemption request prior to the acceptance of the cash or shares.

Each tendering partner will continue to own all class B limited partnership units subject to any redemption or exchange, and be treated as a limited partner with respect to the class B limited partnership units for all purposes, until the limited partner transfers the class B limited partnership units in accordance with the partnership agreement and such units are paid for or exchanged as of the date that the general partner receives the notice of redemption. Until that time, the partner will have no rights as a stockholder.

Certain Conditions to the Exchange

The consummation of a redemption or exchange as described above upon AMB Property II, L.P.’s receipt of a notice of redemption from a tendering partner is subject to the following conditions:

•	in order to protect our status as a real estate investment trust, no tendering partner will be entitled to effect a redemption for cash or an exchange for common stock, if the ownership or right to acquire common stock would cause the tendering partner or any other person to violate the ownership limit and no tendering partner will have the right to acquire common stock which would otherwise be prohibited by our charter;

•	without the consent of the general partner of AMB Property II, L.P., no tendering partner may effect a redemption for less than 10,000 limited partnership units, or if the tendering partner holds less than 10,000 limited partnership units, all of the limited partnership units held by the tendering partner;

•	without the consent of the general partner of AMB Property II, L.P., no tendering partner may effect a redemption during the period after the record date established with respect to a distribution from AMB Property II, L.P. to the partners in AMB Property II, L.P. and before the record date established by us for a distribution to our common stockholders of some or all of its portion of such distribution; and

•	the consummation of any redemption or exchange will be subject to the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Comparison of Ownership of Class B Common Limited Partnership Units and Common Stock

Generally, the nature of an investment in our common stock is similar in several respects to an investment in class B common limited partnership units of AMB Property II, L.P. Holders of common stock and holders of class B common limited partnership units generally receive the same distributions. However, there are also differences between ownership of class B common limited partnership units and ownership of common stock, some of which may be material to investors.

The information below highlights a number of the significant differences between us and AMB Property II, L.P. relating to, among other things, form of organization, management control, voting rights, liquidity and federal income tax considerations. These comparisons are intended to assist class B common limited partners in understanding how their investment will be changed if they exchange their class B common limited partnership units for shares of our common stock. This discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of class B common limited partnership units should carefully review the rest of this prospectus and the registration statement of which this prospectus is a part for additional important information about us and AMB Property II, L.P.

Form of Organization and Assets Owned

AMB Property II, L.P.  AMB Property II, L.P. is organized as a Delaware limited partnership. AMB Property II, L.P.’s purpose is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Delaware Revised Uniform Limited Partnership Act, provided that AMB Property II, L.P. must conduct its business in a manner that permits us to be qualified as a real estate investment trust unless we cease to qualify as real estate investment trust for reasons other than the conduct of the business of AMB Property II, L.P.

AMB Property Corporation.  We are a Maryland corporation. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code, commencing with our taxable year ending December 31, 1997. Our only substantial asset is our interest in the operating partnership and our indirect subsidiaries, which gives us an indirect investment in the properties owned by the operating partnership and our other indirect subsidiaries, including AMB Property II, L.P. Under our charter, we may engage in any lawful activity permitted by the Maryland General Corporation Law.

Additional Equity

AMB Property II, L.P.  AMB Property II, L.P. is authorized to issue limited partnership units and other partnership interests (including partnership interests of different series or classes that may be senior to the class B common limited partnership units) as determined by Texas AMB I, LLC as its general partner, in its sole discretion (subject to limited consent rights of the preferred limited partners). AMB Property II, L.P. may issue to others, including limited partners and the general partner, limited partnership units and other partnership interests.

AMB Property Corporation.  Our board of directors may issue, in its discretion, additional shares of common stock or additional shares of preferred stock; provided, that the total number of shares issued does not exceed the authorized number of shares of capital stock set forth in our charter.

Management Control

AMB Property II, L.P.  All management powers over the business and affairs of AMB Property II, L.P. are exclusively vested in Texas AMB I, LLC, as the general partner, and no limited partner of AMB Property II, L.P. has any right to participate in or exercise control or management power over the business and affairs of AMB Property II, L.P. except as provided below under “— Voting Rights.” The general partner may not be removed by the limited partners with or without cause.

AMB Property Corporation.  Our board of directors has exclusive control over our business affairs subject only to the restrictions in our charter and bylaws. At each annual meeting of stockholders, our stockholders elect the directors for one year terms and until their successors are elected and qualified. The board of directors may alter or eliminate our policies without a vote of the stockholders. Accordingly, except for their vote in the election of directors, stockholders have no control over our ordinary business policies. We cannot change our policy of maintaining our status as a real estate investment trust, however, without the approval of holders of two-thirds of the shares of our capital stock outstanding and entitled to vote on the change.

Duties to Limited Partners and Stockholders

AMB Property II, L.P.  Under Delaware law, the general partner of AMB Property II, L.P. is accountable to the partnership as a fiduciary and, consequently, is required to exercise good faith and integrity in all of its dealings with respect to partnership affairs. However, under the partnership agreement, the general partner is not liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by partners as a result of errors of judgment or mistakes of fact or law or any act or omission, provided that the general partner has acted in good faith. Each limited partner expressly acknowledged in the partnership agreement that as general partner, Texas AMB I, LLC is acting on behalf of AMB Property II, L.P.’s limited partners and the members of Texas AMB I, LLC, collectively, and is under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of AMB Property II, L.P.

AMB Property Corporation.  Under Maryland law, our directors must perform their duties in good faith, in a manner that they reasonably believe to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our directors who act in such a manner generally will not be liable to us or our stockholders for monetary damages arising from their activities.

Voting Rights

AMB Property II, L.P.  Under AMB Property II, L.P.’s partnership agreement, the class B common limited partners have voting rights only as to the dissolution of AMB Property II, L.P., the sale of all or substantially all of AMB Property II, L.P.’s assets or merger of AMB Property II, L.P., and certain amendments of the partnership agreement, as described more fully below. Otherwise, all decisions relating to the operation and management of AMB Property II, L.P. are made by the general partner. As of the date of this prospectus, AMB Property Holding

Corporation, our wholly owned subsidiary, was the sole member of Texas AMB I, LLC, the general partner of AMB Property II, L.P.

AMB Property Corporation.  We are managed and controlled by a board of directors. Directors are elected by the stockholders at our annual meetings. Maryland law requires that certain major corporate transactions, including most amendments to our charter, may not be consummated without the approval of stockholders as set forth below. All holders of common stock have one vote per share, and the charter permits the board of directors to classify and issue preferred stock in one or more series or classes having voting power which may differ from that of the common stock.

The following is a comparison of the voting rights of the common limited partners of AMB Property II, L.P. and our common stockholders as they relate to certain major transactions:

A.	Amendment of the Partnership Agreement or the Charter

AMB Property II, L.P.  AMB Property II, L.P.’s partnership agreement may be amended through a proposal by the general partner or any limited partners holding 25% or more of the then outstanding limited partnership units entitled to consent to or approve such amendment. Generally, the partnership agreement may be amended with the approval of Texas AMB I, LLC, as general partner, and the partners (including Texas AMB I LLC but not including the preferred limited partners) holding a majority of the percentage interest of all partners other than preferred limited partners. Certain provisions regarding, among other things, the rights and duties of the general partner and the dissolution of AMB Property II, L.P., may not be amended without the approval of the limited partners (other than preferred limited partners) holding a majority of the percentage interests of the limited partners other than preferred limited partners. Certain amendments that affect the fundamental rights of a limited partner must be approved by the general partner and by each limited partner that would be adversely affected. The general partner may, without the limited partners’ consent, amend the partnership agreement to establish rights, powers, duties and preferences of additional partnership interests issued in accordance with the partnership agreement and to reflect certain ministerial matters.

AMB Property Corporation.  Amendments to our charter must be advised by the board of directors and approved by the stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter.

B.	Vote Required to Dissolve AMB Property II, L.P. or AMB Property Corporation

AMB Property II, L.P.  The general partner may not elect to dissolve AMB Property II, L.P. without the prior consent of limited partners (other than the preferred limited partners) holding a majority of the outstanding percentage interest of all limited partners other than preferred limited partners.

AMB Property Corporation.  Under Maryland law, our dissolution must be advised by the affirmative vote of a majority of the entire board of directors and approved by the stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter.

C.	Vote Required to Sell Assets or Merge

AMB Property II, L.P.  Under AMB Property II, L.P.’s partnership agreement, the sale, exchange, transfer or other disposition of all or substantially all of the partnership’s assets requires the consent of the partners (other than the preferred limited partners) holding a majority of the percentage interest of all partners other than preferred limited partners.

The merger, consolidation or other combination of AMB Property II, L.P. also requires the consent of the partners (other than the preferred limited partners) holding a majority of the percentage interest of all partners other than preferred limited partners.

AMB Property Corporation.  Except in limited circumstances, under Maryland law, the sale of all or substantially all of our assets, or our merger or consolidation, must be advised by the board of directors and approved by the stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter.

Compensation, Fees and Distributions

AMB Property II, L.P.  Texas AMB I, LLC does not receive any compensation for its services as general partner of AMB Property II, L.P. However, as a partner in AMB Property II, L.P., Texas AMB I, LLC has rights to allocations and distributions of the partnership. In addition, AMB Property II, L.P. reimburses Texas AMB I, LLC for all expenses it incurs relating to ownership of interests in and operation of, or for the benefit of, AMB Property II, L.P. These expenses include those incurred in connection with the administration and activities of AMB Property II, L.P., such as the maintenance of the partnership’s books and records, management of the partnership’s property and assets, and preparation of information regarding the partnership provided to the partners in the preparation of their individual tax returns. Except as expressly permitted by the partnership agreement, however, Texas AMB I, LLC, as the general partner, and its affiliates (including, without limitation, us and the operating partnership) will not engage in any transactions with AMB Property II, L.P. except on terms that are fair and reasonable to the partnership and no less favorable to the partnership than it would obtain from an unaffiliated third party.

AMB Property Corporation.  Our outside directors and officers receive compensation for their services.

Liability of Investors

AMB Property II, L.P.  Under AMB Property II, L.P.’s partnership agreement and applicable Delaware law, the liability of the limited partners for the partnership’s debts and obligations is generally limited to the amount of their investment in the partnership.

AMB Property Corporation.  Under Maryland law, stockholders are generally not personally liable for our debts or obligations.

Liquidity

AMB Property II, L.P.  Subject to certain conditions, preferred limited partners may generally transfer their limited partnership units to accredited investors. Subject to certain conditions, preferred limited partners may transfer their limited partnership units without our consent in the following situations:

•	transfers to the general partner;

•	transfers to an affiliate controlled by the limited partner or to immediate family members;

•	transfers to a trust for the benefit of a charitable beneficiary or to a charitable foundation; or

•	transfers pursuant to a pledge to an unaffiliated lending institution as collateral or security for a loan or other extension of credit.

AMB Property Corporation.  A class B common limited partner is entitled to freely transfer the shares of common stock received by that partner in exchange for limited partnership units, subject to prospectus delivery and other requirements for registered securities and subject to the restrictions on ownership and transfer of our capital stock contained in our charter. Our common stock is listed on the New York Stock Exchange. The breadth and strength of this secondary market depend, among other things, upon the number of shares outstanding, our financial results and prospects, the general interest in our and other real estate investments, and our dividend yield compared to that of other debt and equity securities.

Taxes

AMB Property II, L.P.  AMB Property II, L.P. itself is not subject to federal income taxes. Instead, each holder of limited partnership units includes its allocable share of the partnership’s taxable income or loss in determining its individual federal income tax liability. Cash distributions from the partnership are generally not taxable to a holder of limited partnership units except to the extent they exceed the holder’s basis in its interest in the partnership (which will include such holder’s allocable share of the partnership’s nonrecourse debt).

Income and loss from AMB Property II, L.P. generally are subject to the “passive activity” limitations. Under the “passive activity” rules, partners can generally offset income and loss from the partnership that is considered “passive income” against income and loss from other investments that constitute “passive activities.” However, this offset will not be available if AMB Property II, L.P. becomes a publicly traded partnership (as defined in the Internal Revenue Code).

Holders of limited partnership units may be required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which AMB Property II, L.P. owns property, even if they are not residents of those states.

AMB Property Corporation.  Distributions made by us to our taxable domestic stockholders out of current or accumulated earnings and profits generally will be taken into account by them as ordinary income. Distributions that are designated as capital gain dividends generally will be taxed as gains from the sale or disposition of a capital asset. Distributions in excess of current or accumulated earnings and profits will be treated as a nontaxable return of basis to the extent of a stockholder’s adjusted basis in our common stock, with the excess taxed as capital gain. The tax treatment of our domestic stockholders is discussed under the heading “United States Federal Income Tax Considerations — Taxation of Our Stockholders.”

Dividends paid by us will be treated as “portfolio” income and stockholders cannot offset these dividends with losses from “passive activities.”

Stockholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions. We may be required to pay state income taxes in certain states.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

We have summarized certain terms and provisions of the Maryland General Corporation Law and our charter and bylaws. This summary is not complete and is qualified by the provisions of our charter and bylaws, and the Maryland General Corporation Law. See “Where You Can Find More Information.”

For restrictions on ownership and transfer of our capital stock contained in our charter, see “Restrictions on Ownership and Transfer of Capital Stock.”

Board of Directors

Our charter provides that the number of our directors shall be established by the bylaws, but cannot be less than the minimum number required by the Maryland General Corporation Law, which is one. There are currently nine members of our board of directors, but our bylaws provide the board of directors with the authority to increase or decrease the number of directors, without amendment of the bylaws, to a number of directors not fewer than five nor more than thirteen. Because our board has the power to amend our bylaws, it could modify the bylaws to change that range. Subject to the rights of holders of our preferred stock, our board of directors may fill any vacancy (including a vacancy caused by removal) subject to approval by the stockholders. Our bylaws provide that a majority of our board of directors must be independent directors, as defined from time to time by the listing standards of the New York Stock Exchange and any other relevant laws, rules and regulations. Our bylaws also provide for the election of directors by a majority vote in uncontested elections.

Removal of Directors

While our charter and the Maryland General Corporation Law empower our stockholders to fill vacancies in our board of directors that are caused by the removal of a director, our charter precludes stockholders from removing incumbent directors except upon a substantial affirmative vote. Specifically, our charter provides that stockholders may remove a director only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, subject to the rights of the holders of shares of our preferred stock to elect and remove directors elected by such holders under certain circumstances. The Maryland General Corporation Law does not define the term “cause.” As a result, removal for “cause” is subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular situation. This provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except upon a substantial affirmative vote and filling the vacancies created by removal with their own nominees.

Opt Out of Business Combinations and Control Share Acquisition Statutes

We have elected in our bylaws not to be governed by the “control share acquisition” provisions of the Maryland General Corporation Law (Sections 3-701 through 3-709), and our board of directors has determined, by irrevocable resolution, that we will not be governed by the “business combination” provision of the Maryland General Corporation Law (Section 3-602), each of which could have the effect of delaying or preventing a change of control. Our bylaws provide that we cannot at a future date determine to be governed by either provision without the approval of a majority of the outstanding shares entitled to vote. In addition, the irrevocable resolution adopted by our board of directors may only be changed by the approval of a majority of the outstanding shares of common stock entitled to vote.

Certain Elective Provisions of Maryland Law

Any Maryland corporation that has a class of securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors may elect to be governed in whole or in part by Maryland law provisions relating to extraordinary actions and unsolicited takeovers. We have not elected to be governed by these specific provisions, but we currently have more than three independent directors, so our board of directors could elect to provide for any of the following provisions. Pursuant to these provisions, the board of directors of any Maryland corporation fitting such description, without obtaining stockholder approval and notwithstanding a contrary provision in its charter or bylaws, may elect to:

•	classify the board;

•	increase the required stockholder vote to remove a director to two-thirds of all the votes entitled to be cast by the shareholders generally in the election of directors; and/or

•	require that a stockholder requested special meeting need be called only upon the written request of the shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

Additionally, the board could provide that:

•	the number of directors may be fixed only by a vote of the board of directors;

•	each vacancy on the board of directors (including a vacancy resulting from the removal of a director by the stockholders) may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum; and/or

•	any director elected to fill a vacancy will hold office for the full remainder of the term of the class of directors in which the vacancy occurred, rather than until the next election of directors.

These provisions do not provide for limits on the power of a corporation to confer on the holders of any class or series of preferred stock the right to elect one or more directors.

Although we have not elected to be governed by these provisions, our charter and/or bylaws already provide for a two-thirds vote to remove directors and only for cause, and provide that the number of directors may be determined by a resolution of our board (or by our stockholders through a bylaw amendment), subject to a minimum and maximum number, and that our secretary must call a special meeting of stockholders only upon the written request of the holders of a majority of our outstanding shares entitled to vote.

Amendment to Our Charter and Bylaws

Our charter may not be amended without the affirmative vote of at least two-thirds of the shares of capital stock outstanding and entitled to vote on the amendment, voting together as a single class. Our bylaws may be amended by the vote of a majority of the board of directors or by a vote of a majority of the shares of our capital stock entitled to vote on the amendment, except with respect to the following bylaw provisions (each of which requires the approval of a majority of the shares of common stock entitled to vote on the amendment):

•	provisions opting out of the control share acquisition statute;

•	provisions confirming that our board of directors has determined by irrevocable resolution that we will not be governed by the business combination provision of the Maryland General Corporation Law;

•	the requirement in our bylaws that our independent directors approve transactions involving our executive officers or directors or any limited partners of the operating partnership and their affiliates; and

•	provisions governing amendment of our bylaws.

Meetings of Stockholders

Our bylaws provide for annual meetings of stockholders to elect the board of directors and transact other business as may properly be brought before the meeting. The president, the board of directors and the chairman of the board may call a special meeting of stockholders. Additionally, our bylaws provide that the secretary shall call a special meeting of the stockholders upon the written request of the holders of 50% or more of our outstanding stock entitled to vote.

The Maryland General Corporation Law provides that stockholders may act without a meeting with respect to any action that they are required or permitted to take at a meeting, if a unanimous consent which sets forth the action is given in writing or by electronic transmission by each stockholder and filed in paper or electronic form with the records of the stockholders’ meetings.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to the notice of the meeting;

•	by or at the direction of the board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

Our bylaws also provide that with respect to special meetings of stockholders, only the business specified in the notice of meeting may be brought before the meeting. Nomination of individuals for election to our board of directors at a special meeting may only be made:

•	pursuant to our notice of meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors will be elected at the special meeting, by a stockholder who has complied with the advance notice provisions of the bylaws.

The provisions in our charter regarding amendments to the charter and the advance notice provisions of our bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

Dissolution of AMB Property Corporation

Under the Maryland General Corporation Law, we may be dissolved upon the affirmative vote of a majority of the entire board of directors declaring dissolution to be advisable, and approval of the dissolution at any annual or special stockholders meeting by the affirmative vote of the holders of two-thirds of the total number of shares of capital stock outstanding and entitled to vote on the dissolution, voting as a single class.

Indemnification and Limitation of Directors’ and Officers’ Liability

Our officers and directors are indemnified under the Maryland General Corporation Law, our charter and the partnership agreement of the operating partnership against certain liabilities. Our charter and bylaws require us to indemnify our directors and officers to the fullest extent permitted from time to time by the Maryland General Corporation Law.

The Maryland General Corporation Law permits a corporation to indemnify its directors and officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A corporation may indemnify a director or officer against judgments, penalties, fines, settlements and reasonable expenses that the director or officer actually incurs in connection with the proceeding unless the proceeding is one by or in the right of the corporation and the director or officer has been adjudged to be liable to the corporation. In addition, a corporation may not indemnify a director or officer with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that a personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions. Our charter contains this provision. The Maryland General Corporation Law does not, however, permit the liability of directors and officers to the corporation or its stockholders to be limited to the extent that:

•	it is proved that the person actually received an improper benefit or profit in money, property or services; or

•	a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

This provision does not limit our ability or our stockholders’ ability to obtain other relief, such as an injunction or rescission. The partnership agreement of the operating partnership also provides for our indemnification, as general partner, and our officers and directors to the same extent indemnification is provided to our officers and directors in our charter, and limits our liability and the liability of our officers and directors to the operating partnership and the partners of the operating partnership to the same extent liability of our officers and directors to us and our stockholders is limited under our charter.

Insofar as the foregoing provisions permit indemnification for liability arising under the Securities Act of directors, officers or persons controlling us, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other matters, that we indemnify our executive officers and directors to the fullest extent permitted by law and reimburse the executive officers and directors for all related expenses as incurred, subject to return if it is subsequently determined that indemnification is not permitted.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the United States federal income tax considerations regarding our election to be taxed as a real estate investment trust and the issuance and resale of our common stock. This summary of material federal income tax considerations is for general information only and is not tax advice. The information in this summary is based on current law, including:

•	the Internal Revenue Code of 1986, as amended;

•	current, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code;

•	the legislative history of the Internal Revenue Code;

•	current administrative interpretations and practices of the Internal Revenue Service; and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service except with respect to the particular taxpayers that requested and received those rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus. Any such change could apply retroactively.

This summary does not deal with all aspects of federal income taxation that may affect particular holders of common stock or common units in light of their individual circumstances, or with holders subject to special treatment under the federal income tax laws, including:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions or broker-dealers;

•	traders in securities that elect to mark to market;

•	holders owning our common stock or common units as part of a “straddle,” “hedge,” “conversion” or other risk reduction transaction;

•	holders whose functional currency is not the United States dollar;

•	holders subject to the alternative minimum tax;

•	persons deemed to sell our common stock or common units under the constructive sale provisions of the Internal Revenue Code;

•	“S” corporations;

•	partnerships and persons holding our common stock or common units through an entity treated as a partnership for federal income tax purposes;

•	expatriates;

•	real estate investment trusts (“REITs”) or regulated investment companies;

•	holders who acquire our common stock or common units as compensation; and

•	except as specifically provided below, non-U.S. Stockholders (as defined below).

This summary assumes that our common stock and common units are held as “capital assets” within the meaning of the Internal Revenue Code (generally, property held for investment). In addition, this summary does not consider the effect of any foreign, state, local or other tax laws that may be applicable to us or to our stockholders, and it does not purport to deal with aspect of taxation that may be relevant to a limited partner of AMB Property II, L.P. except to the extent described below in “— Tax Consequences of the Exercise of Exchange Rights.” This

discussion also assumes that our common stock or common units will properly be treated as equity (and not indebtedness) for federal income tax purposes.

The statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations described in this discussion will not be challenged by the Internal Revenue Service or, if challenged, would be sustained by a court.

You are urged to consult your tax advisor regarding the specific tax consequences to you of:

•	The exchange of your common units for our common stock or cash;

•	The acquisition, ownership and sale or other disposition of our common stock, including the federal, state, local, foreign and other tax consequences;

•	Our election to be taxed as a REIT for federal income tax purposes; and

•	Potential changes in applicable tax laws.

Tax Consequences of the Exercise of Exchange Rights

If you exercise your right to require AMB Property II, L.P. to acquire all or part of your common units, and we elect to acquire some or all of your common units in exchange for our common stock, the exchange will be a taxable transaction. You generally will recognize gain in an amount equal to the value of our common stock received, plus the amount of liabilities of AMB Property II, L.P. allocable to your common units being exchanged, less your tax basis in those common units. The recognition of any loss is subject to a number of limitations set forth in the Code. The character of any gain or loss as capital or ordinary will depend on the nature of the assets of AMB Property II, L.P. at the time of the exchange. The tax treatment of any acquisition of your common units by us in exchange for cash may be similar, depending on your circumstances.

Our qualification as a REIT

General.  We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1997. We believe that we have been organized and have operated in a manner that allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 1997, and we currently intend to continue to be organized and operate in this manner. However, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Internal Revenue Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by our tax counsel. Accordingly, the actual results of our operations during any particular taxable year may not satisfy those requirements, and no assurance can be given that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See “— Failure to Qualify.”

The sections of the Internal Revenue Code and the corresponding Treasury regulations that relate to the qualification and taxation as a REIT are highly technical and complex. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and Treasury regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code, and those rules and Treasury regulations.

Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when that income is distributed. We will, however, be required to pay federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed “REIT taxable income,” including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•	Third, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•	Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but maintain our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test, and (B) the amount by which 95% (90% for tax years ending on or before December 31, 2004) of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by (2) a fraction intended to reflect our profitability.

•	Sixth, if we fail to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, provided such failure is due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•	Seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	Eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•	Ninth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the necessary parties make or refrain from making the appropriate elections under the applicable Treasury regulations then in effect.

•	Tenth, we will be subject to a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a “taxable REIT subsidiary” of our company to any of our tenants. See “— Ownership of Interests in Taxable REIT Subsidiaries.” Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. See “— Redetermined Rents, Redetermined Deductions, and Excess Interest” below.

Requirements for Qualification as a REIT.  The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code;

(4) that is not a financial institution or an insurance company within the meaning of certain provisions of the Internal Revenue Code;

(5) that is beneficially owned by 100 or more persons;

(6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, (as defined in the Internal Revenue Code to include certain entities) during the last half of each taxable year; and

(7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Internal Revenue Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) above do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

For purposes of condition (6), specified tax-exempt entities are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7), inclusive during the relevant time periods. In addition, our charter provides for restrictions on the ownership and transfer of our shares intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These stock ownership and transfer restrictions may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See the section below entitled “— Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and intend to continue to have a calendar taxable year.

Ownership of a Partnership Interest.  We own and operate one or more properties through partnerships and limited liability companies treated as partnerships for federal income tax purposes. Treasury regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership based on our interest in the partnership’s capital, subject to special rules relating to the 10% asset test described below. We also will be deemed to be entitled to our proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in our hands for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we directly or indirectly own an interest include such partnership’s share of assets and items of income of any partnership in which it owns an interest. Thus, our proportionate share of the assets and items of income of the operating partnership, including the operating partnership’s share of these items for any partnership in which the operating partnership owns an interest, are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below. We have included a brief summary of the rules governing the federal income taxation of partnerships below in “— Tax Aspects of the Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

We have direct control of the operating partnership and indirect control of some of our subsidiary partnerships, and we intend to continue to operate them in a manner consistent with the requirements for qualification as a REIT. However, we are a limited partner in certain partnerships. If a partnership in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership could take an action that could cause us to fail a REIT income or asset test, and that we would not become aware of such action soon enough to allow us to dispose of our interest in the partnership or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below. See “— Failure to Qualify” below. The treatment described in this paragraph also applies with respect to our ownership of interests in limited liability companies or other entities or arrangements that are treated as partnerships for tax purposes.

Ownership of Interests in Qualified REIT Subsidiaries.  We own 100% of the stock of a number of corporate subsidiaries that we believe will be treated as qualified REIT subsidiaries under the Internal Revenue Code, and may acquire additional qualified REIT subsidiaries in the future. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its stock and it is not a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation for federal income tax purposes. All assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as our assets, liabilities and such items (as the case may be) for all purposes under the Internal Revenue Code, including the REIT qualification tests. For this reason, references under “United States Federal Income Tax Considerations” to our income and assets include the income and assets of any qualified REIT subsidiary we own. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “— Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries.  Our taxable REIT subsidiaries are corporations other than REITs and qualified REIT subsidiaries in which we directly or indirectly hold stock, and that have made a joint election with us to be treated as taxable REIT subsidiaries. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which one of our taxable REIT subsidiaries owns more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, our taxable REIT subsidiaries may be prevented from deducting interest on debt funded directly or indirectly by us if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. We currently hold an interest in a number of taxable REIT subsidiaries, and may acquire securities in one or more additional taxable REIT subsidiaries in the future. Our ownership of securities of taxable REIT subsidiaries will not be subject to the 5% or 10% asset tests described below under “— Asset Tests.”

Income Tests.  We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year, we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or from certain types of temporary investments. Second, in each taxable year, we must derive at least 95% of our gross income, excluding gross income from prohibited transactions and certain hedges of indebtedness, from (a) these real property investments, (b) dividends, interest and gain from the sale or disposition of stock or securities, or (c) any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements described above only if all of the following conditions are met:

•	The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•	We, or an actual or constructive owner of 10% or more of our stock, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents received from such a tenant that is also a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value;

•	Rent attributable to personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property;” and

•	We generally must not operate or manage our property or furnish or render services to our tenants, subject to a 1% de minimis exception, other than customary services through an independent contractor from whom we derive no revenue. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to its provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend, and as the general partner of the operating partnership, do not intend to permit the operating partnership, to take actions we believe will cause us to fail to satisfy any of the rental conditions described above. However, we may intentionally have taken and may intentionally continue to take actions that fail to satisfy these conditions to the extent the failure will not, based on the advice of tax counsel, jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will agree with our determinations of value.

From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Any income we derive from hedging transactions will be nonqualifying income for purposes of the 75% gross income test. Except to the extent provided by Treasury regulations, however, income from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into prior to January 1, 2005, will be qualifying income for purposes of the 95% gross income test, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from such a hedging transaction entered into on or after January 1, 2005 that is clearly identified as such as specified in the Code will not constitute gross income for purposes of the 95% gross income test, and therefore will be exempt from this test, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate assets. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made by us. To the extent that we do not properly identify such transactions as hedges, hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions will not be treated as qualifying income for purposes of the gross income tests. We intend to structure our hedging transactions in a manner that does not jeopardize our status as a REIT.

Our taxable REIT subsidiaries may provide certain services in exchange for a fee or derive other income that would not qualify under the REIT gross income tests. Such fees and other income do not accrue to us, but, to the extent our taxable REIT subsidiaries pay dividends, we generally will derive our allocable share of such dividend income through our interest in the operating partnership. Such dividend income qualifies under the 95%, but not the

75%, REIT gross income test. The operating partnership may provide certain management or administrative services to our taxable REIT subsidiaries. In addition, AMB Capital Partners, LLC conducts an asset management business and receives fees, which may include incentive fees, in exchange for the provision of certain services to asset management clients. The fees we and AMB Capital Partners, LLC derive as a result of the provision of such services will be non-qualifying income to us under both the 95% and 75% REIT income tests. The amount of such dividend and fee income will depend on a number of factors that cannot be determined with certainty, including the level of services provided by AMB Capital Partners, LLC, our taxable REIT subsidiaries and the operating partnership. We will monitor the amount of the dividend income from our taxable REIT subsidiaries and the fee income described above, and will take actions intended to keep this income, and any other non-qualifying income, within the limitations of the REIT income tests. However, there can be no guarantee that such actions will in all cases prevent us from violating a REIT income test.

We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Internal Revenue Code. Commencing with our taxable year beginning January 1, 2005, we generally may make use of the relief provisions if:

•	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

For our taxable years ending on or before December 31, 2004, we may generally avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally accrue or receive exceeds the limits on non-qualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “— Our Qualification as a REIT — General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our non-qualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income.  Any gain we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our qualified REIT subsidiaries, partnerships or limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income could also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties as are consistent with our investment objectives. We do not believe that any of our sales were prohibited transactions. However, the Internal Revenue Service may contend that one or more of these sales is subject to the 100% penalty tax.

Redetermined Rents, Redetermined Deductions, and Excess Interest.  Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length agreements. Rents we receive will not constitute redetermined rents if they qualify under the safe harbor provisions contained in the Internal Revenue Code.

We intend to deal with our taxable REIT subsidiaries on a commercially reasonable arm’s length basis, but we may not always satisfy the safe harbor provisions described above. These determinations are inherently factual, and the Internal Revenue Service has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the Internal Revenue Service successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Asset Tests.  At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnerships and limited liability companies in which we own an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds.

Second, not more than 25% of the value of our total assets may be represented by securities, other than those securities included in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for investments in other REITs, our qualified REIT subsidiaries and our taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor. Certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, commencing with our taxable year beginning January 1, 2005, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code.

Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. The 10% value limitation and the 20% asset test are applicable to taxable years ending after December 31, 2000.

Through the operating partnership, we own an interest in several corporations which have jointly elected with us to be treated as taxable REIT subsidiaries. Some of these corporations own the stock of other corporations, which have also become our taxable REIT subsidiaries. So long as each of these corporations qualifies as a taxable REIT subsidiary, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of their securities. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries has not exceeded and will not exceed 20% of the aggregate value of our gross assets. Prior to the election to treat these corporations as taxable REIT subsidiaries, we did not own more than 10% of the voting securities of these corporations. In addition, we believe that prior to the election to treat these corporations as our taxable REIT subsidiaries, the value of the pro rata share of the securities of these corporations held by us did not, in any case, exceed 5% of the total value of our assets. With respect to each issuer in which we currently own securities, that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that the value of the securities of each issuer does not exceed 5% of the total value of our assets and our ownership of the securities of each issuer complies with the 10% voting securities limitation and 10% value limitation. No independent appraisals have been obtained to support these conclusions, and there can be no assurance that the Internal Revenue Service will agree with our determinations of value.

The asset tests must be satisfied at the close of each quarter of our taxable year in which we (directly or through our qualified REIT subsidiaries, partnerships or limited liability companies) acquire securities in the applicable issuer, and also at the close of each quarter of our taxable year in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in the operating partnership or other partnerships and limited liability companies which own such securities, or acquire other assets. For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to the operating partnership or as limited partners exercise their redemption/exchange rights. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter, we may cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our interests in the operating partnership or any other partnership or limited liability company in which we directly or indirectly own an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (1) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (2) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period by taking steps including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.

Although we believe that we have satisfied the asset tests and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that our efforts will always be successful, or will not require a reduction in the operating partnership’s overall interest in an issuer. If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT. See “— Failure to Qualify” below.

Annual Distribution Requirements.  To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income,” and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of our non-cash income over 5% of “REIT taxable income” as described below.

Our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date we acquired the asset over (b) our adjusted basis in the asset on the date we acquired the asset.

We generally must pay the distributions described above in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by us and received by our stockholders on December 31 of the year in which they are declared. In addition, at our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for that year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve month period following the close of that year. Except as provided below, these distributions are taxable to our stockholders, other than tax-exempt entities, as discussed below, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary and capital gain corporate tax rates. We believe we have made and intend to continue to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the operating partnership agreement authorizes us, as general partner, to take such steps as may be necessary to cause the operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

We expect that our “REIT taxable income” will be less than our cash flow because of depreciation and other non-cash charges included in computing our “REIT taxable income.” Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may be required to borrow funds to pay dividends or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which we may include in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the tax in subsequent years.

Like-Kind Exchanges.  We have in the past disposed of properties in transactions intended to qualify as like-kind exchanges under the Internal Revenue Code, and may continue this practice in the future. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Earnings and Profits Distribution Requirement.  A REIT is not permitted to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute all such earnings and profits. Our failure to comply with this rule would require that we pay a “deficiency dividend” to our stockholders, and interest to the Internal Revenue Service, to distribute any remaining earnings and profits. A failure to make this deficiency dividend distribution would result in the loss of our REIT status. See “— Failure to Qualify.”

Failure to Qualify

Commencing with our taxable year beginning January 1, 2005, specified cure provisions will be available to us in the event that we violate a provision of the Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status.

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as ordinary corporate dividends to the extent of our current and accumulated earnings and profits. In this event, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General.  Substantially all of our investments are held indirectly through the operating partnership and subsidiary partnerships and limited liability companies. In general, partnerships and limited liability companies that are classified as partnerships for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the entity. We will include in our income our proportionate share of these partnership and limited liability company items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests and subject to special rules relating to the 10% asset test described above, we will include our proportionate share of assets held by the operating partnership and our subsidiary partnerships and limited liability companies.

Entity Classification.  Our ownership of an interest in the operating partnership involves special tax considerations, including the possibility that the Internal Revenue Service might challenge the status of the operating partnership or one or more of the subsidiary partnerships or limited liability companies as partnerships, as opposed to associations taxable as corporations for federal income tax purposes. If the operating partnership or one or more of the subsidiary partnerships or limited liability companies were treated as an association, they would be taxable as a corporation and therefore be required to pay an entity-level income tax. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the asset tests and possibly the income tests. This, in turn, could prevent us from qualifying as a REIT. In addition, a change in the tax status of the operating partnership or one or more of the subsidiary partnerships or limited liability companies might be treated as a taxable event, in which case, we might incur a tax liability without any related cash distributions.

Treasury regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not otherwise organized as a corporation and which has at least two members may elect to be treated as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury regulations in effect prior to this date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership (or disregarded entity) for federal income tax purposes unless it elects otherwise. The operating partnership and the subsidiary partnerships and limited liability companies intend to claim classification as partnerships (or disregarded entities) under these Treasury regulations. As a result, we believe that these partnerships and limited liability companies will be classified as partnerships (or disregarded entities) for federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction.  The net proceeds from our issuance of any preferred stock will be contributed to the operating partnership in exchange for its preferred limited partnership units. In addition, to the extent we issue preferred stock in exchange for preferred limited partnership units of AMB Property II, L.P., we will contribute substantially all of such units to the operating partnership in exchange for additional preferred limited partnership units in the operating partnership. In each case, the operating partnership’s partnership agreement will provide for preferred distributions of cash and preferred allocations of income to us with respect to these newly issued preferred units. As a consequence, we will receive distributions from the operating partnership that we will use to pay dividends on substantially all of the shares of preferred stock that we issue before any of the other partners in the operating partnership (other than a holder of preferred units, if such units are not then held by us) receive a distribution.

In addition, if necessary, income will be specially allocated to us, and losses will be allocated to the other partners of the operating partnership, in amounts necessary to ensure that the balance in our capital account will at all times be equal to or in excess of the amount we are required to pay on the preferred stock then issued by us upon liquidation or redemption. Similar preferred distributions and allocations will be made for the benefit of other holders of preferred limited partnership units in the operating partnership. Except as provided below, all remaining items of operating income and loss will be allocated to the holders of common units in the operating partnership in proportion to the number of units or performance units held by each such unitholder. All remaining items of gain or loss relating to the disposition of the operating partnership’s assets upon liquidation will be allocated first to the partners in the amounts necessary, in general, to equalize our and the limited partners’ per unit capital accounts, with any special allocation of gain to the holders of performance units being offset by a reduction in the gain allocation to us and to unitholders that were performance investors.

Certain limited partners have agreed to guarantee debt of our operating partnership, either directly or indirectly under limited circumstances. As a result of these guarantees, and notwithstanding the foregoing discussion of allocations of income and loss of our operating partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of gain or loss upon a liquidation of our operating partnership.

If an allocation of income of a partnership or limited liability company does not comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury regulations thereunder.

Tax Allocations With Respect to the Properties.  Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution as adjusted from time to time. These allocations are solely for federal income tax purposes, and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. The operating partnership was formed by way of contributions of appreciated property, i.e., property having an adjusted tax basis less than its fair market value at the time of contribution. Moreover, subsequent to the formation of the operating partnership, additional appreciated property has been contributed to it in exchange for operating partnership interests. The operating partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

Treasury regulations issued under Section 704(c) of the Internal Revenue Code provide partnerships and limited liability companies with a choice of several methods of accounting for book-tax differences. We and our operating partnership have agreed to use the “traditional method” to account for book-tax differences for the properties initially contributed to the operating partnership and for some assets acquired subsequently. Under the

“traditional method,” which is the least favorable method from our perspective, the carryover basis of contributed interests in the properties in the hands of our operating partnership (i) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership. An allocation described in (ii) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “— Our Qualification as a REIT.” To the extent our depreciation is reduced, or our gain on sale is increased, stockholders may recognize additional dividend income without an increase in distributions. We and our operating partnership have not yet decided what method will be used to account for book-tax differences for properties to be acquired by the operating partnership in the future.

Any property acquired by the operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Internal Revenue Code will not apply.

Taxation of Our Stockholders

The following summary describes certain of the United States federal income tax consequences of owning and disposing of our common stock. If you are considering exercising your exchange rights, you should consult your tax advisor concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the exchange and the acquisition, ownership and disposition of our common stock arising under the laws of any state, local or foreign taxing jurisdiction.

Taxable United States Stockholders

If you are a “United States stockholder,” as defined below, this section applies to you. Otherwise, the next section, “Non-United States Stockholders,” applies to you.

Definition of a United States Stockholder.  A “United States stockholder” is a beneficial holder of capital stock who is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

•	an estate which is required to pay United States federal income tax regardless of the source of its income; or

•	a trust if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person.

Distributions Generally.  Distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends generally taxable to our taxable United States stockholders as ordinary income. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of United States stockholders that are corporations. For purposes of determining whether distributions to holders of our stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to distributions on our outstanding preferred stock and then to distributions on our outstanding common stock.

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each United States stockholder. This treatment will reduce the adjusted tax basis which each United States stockholder has in its shares of our stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a United States stockholder’s adjusted tax basis in its shares will be taxable as capital gain, provided that the shares have been held as capital assets. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. Stockholders may not include in their own income or on their tax returns any of our net operating losses or capital losses.

Capital Gain Distributions.  Distributions that we properly designate as capital gain dividends will be taxable to our taxable United States stockholders as gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. Depending on the characteristics of the assets which produced these gains, and on specified designations, if any, which we may make, these gains may be taxable to non-corporate United States stockholders at a 15% or 25% rate. United States stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, then we intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our stock for the year to the holders of our stock in proportion to the amount that our total dividends, as determined for federal income tax purposes, paid or made available to the holders of our stock for the year bears to the total dividends, as determined for federal income tax purposes, paid or made available to holders of all classes of our stock for the year.

Retention of Net Long-Term Capital Gains.  We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a United States stockholder generally would:

•	include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the United States stockholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a United States stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains as required by Treasury regulations to be prescribed by the Internal Revenue Service.

Passive Activity Losses and Investment Interest Limitations.  Distributions we make and gain arising from the sale or exchange by a United States stockholder of our shares will not be treated as passive activity income. As a result, United States stockholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Stock.  If a United States stockholder sells or disposes of its shares of our stock to a person other than us, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property it receives on the sale or other disposition and its adjusted basis in the shares for tax purposes. This gain or loss will be capital if that United States stockholder has held the stock as a capital asset. This gain or loss, except as provided below, will be long-term capital gain or loss if it has held the stock for more than one year. In general, if a United States stockholder recognizes loss upon the sale or other disposition of stock that it has held for six months or less, the loss recognized will be treated as a long-term capital loss to the extent the United States stockholder received distributions from us which were required to be treated as long-term capital gains.

Tax Rates.  The maximum tax rate of non-corporate taxpayers for (i) capital gains, including “capital gain dividends,” has generally been reduced to 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (ii) dividends has generally been reduced to 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent the REIT’s dividends are attributable either to dividends received from taxable corporations (such as our taxable REIT subsidiaries), to income that was subject to tax at the corporate/REIT level (for example, if we distribute taxable income that we retained and paid tax on in the prior taxable year) or to dividends properly designated by us as “capital gain dividends.” The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are scheduled to “sunset” or revert back to the provisions of prior law effective for taxable years beginning after December 31, 2010, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

Backup Withholding.  We report to our United States stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a United States stockholder may be subject to backup withholding with respect to dividends paid by us unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A United States stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of distributions to any stockholders who fail to certify their non-foreign status. See “— Taxation of Non-United States Stockholders.”

Tax-Exempt Stockholders

Except as described below, dividend income from us and gain arising upon the sale of shares generally will not be unrelated business taxable income to a tax-exempt stockholder. This income or gain will be unrelated business taxable income, however, if the tax-exempt stockholder holds its shares as “debt financed property” within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” will be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests of a REIT. A REIT will not be a “pension held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders. However, because our stock is publicly traded, we cannot guarantee that this will always be the case.

Non-United States Stockholders

The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our stock by non-United States Stockholders. When we use the term “non-United States stockholders,” we mean stockholders who are not United States stockholders, as described above in “— Taxable United States Stockholders — Definition of a United States Stockholder.” The rules governing the United States federal income taxation of the ownership and disposition of our stock by non-United States stockholders are complex, and no attempt is made herein to provide more than a brief summary. Accordingly, the discussion does not address all aspects of United States federal income taxation that may be relevant to a non-United States Stockholder in light of such stockholder’s particular circumstances and does not address any state, local or foreign tax consequences. We urge non-United States Stockholders to consult their tax advisors to determine the impact of federal, state, local and foreign income tax laws on the purchase, ownership, and disposition of shares of our stock, including any reporting requirements.

Distributions Generally.  Distributions that are neither attributable to gain from our sale or exchange of United States real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the distributions are treated as effectively connected with the conduct by the non-United States Stockholder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a net basis at graduated rates, in the same manner as dividends paid to United States Stockholders are subject to tax, and are generally not subject to withholding. Any such dividends received by a non-United States Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-United States Stockholder to the extent that such distributions do not exceed the non-United States Stockholder’s adjusted basis in our stock, but rather will reduce the adjusted basis of such common stock. To the extent that these distributions exceed a non-United States Stockholder’s adjusted basis in our stock, they will give rise to gain from the sale or exchange of such stock. The tax treatment of this gain is described below.

Except with respect to certain distributions attributable to the sale of United States real property interests as described below, we expect to withhold United States income tax at the rate of 30% on any distributions made to a non-United States Stockholder unless:

•	a lower treaty rate applies and the non-United States Stockholder files with us an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate; or

•	the non-United States Stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is income effectively connected with the non-United States Stockholder’s trade or business.

However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests.  Distributions to a non-United States Stockholder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

(1) the investment in our stock is treated as effectively connected with the non-United States Stockholder’s United States trade or business, in which case the non-United States Stockholder will be subject to the same treatment as United States Stockholders with respect to such gain, except that a non-United States Stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

(2) the non-United States Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-United States Stockholder that are attributable to gain from our sale or exchange of United States real property interests (whether or not designated as capital gain dividends) will cause the non-United States Stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. non-United States Stockholders would generally be taxed at the same rates applicable to United States Stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. We also will be required to withhold and to remit to the Internal Revenue Service 35% of any distribution to a non-United States Stockholder that is designated as a capital gain dividend, or, if greater, 35% of a distribution to the non-United States Stockholder that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-United States Stockholder’s United States federal income tax liability. However, any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-United States Stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions will be treated as ordinary dividend distributions.

Retention of Net Capital Gains.  Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of the common stock held by United States Stockholders generally should be treated with respect to non-United States Stockholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-United States Stockholder would be able to offset as a credit against its United States federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the Internal Revenue Service a refund to the extent of the non-United States Stockholder’s proportionate share of such tax paid by us exceeds its actual United States federal income tax liability.

Sale of Our Stock.  Gain recognized by a non-United States Stockholder upon the sale or exchange of our stock generally will not be subject to United States taxation unless such stock constitutes a “United States real property interest” within the meaning of FIRPTA. Our stock will not constitute a “United States real property interest” so long as we are a “domestically-controlled qualified investment entity.” A “domestically-controlled qualified investment entity” includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-United States Stockholders. We believe, but cannot guarantee, that we have been a “domestically-controlled qualified investment entity.” Even if we have been a “domestically-controlled qualified investment entity,” because our capital stock is publicly traded, no assurance can be given that we will continue to be a “domestically-controlled qualified investment entity.”

Notwithstanding the foregoing, gain from the sale or exchange of our stock not otherwise subject to FIRPTA will be taxable to a non-United States Stockholder if either (1) the investment in our stock is treated as effectively connected with the non-United States Stockholder’s United States trade or business or (2) the non-United States Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-United States Stockholder may be treated as having gain from the sale or exchange of United States real property interest if the non-United States Stockholder (1) disposes of our stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a United States real property interest and (2) acquires, or enters into a contract or option to acquire, other shares of our stock within 30 days after such ex-dividend date.

Even if we do not qualify as a “domestically-controlled qualified investment entity” at the time a non-United States Stockholder sells or exchanges our stock, gain arising from such a sale or exchange would not be subject to United States taxation under FIRPTA as a sale of a “United States real property interest” if:

(1) our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market such as the NYSE; and

(2) such non-United States Stockholder owned, actually and constructively, 5% or less of our stock throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our stock were subject to taxation under FIRPTA, the non-United States Stockholder would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable United States Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale or exchange is of a share of a class of stock that is not traded on an established securities market, the purchaser of the stock would be required to withhold and remit to the Internal Revenue Service 10% of the purchase price.

Backup Withholding Tax and Information Reporting.  Generally, we must report annually to the Internal Revenue Service the amount of dividends paid to a non-United States Stockholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-United States Stockholder. Pursuant to tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the non-United States Stockholder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-United States Stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an Internal Revenue Service Form W-8BEN or another appropriate version of Internal Revenue Service Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-United States Stockholder is a United States person.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the Internal Revenue Service.

Other Tax Consequences

State and Local Taxation.  We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business, and our stockholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, a stockholder’s state and local tax treatment may not conform to the federal income tax consequences discussed above. This discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. Consequently, prospective investors should consult their tax advisors regarding the effect of state, local or foreign tax laws on an investment in our shares.

SELLING STOCKHOLDERS

Selling stockholders may receive shares of our common stock, on a one-for-one basis, upon exchange of 1,130,835 of AMB Property II, L.P.’s class B common limited partnership units. This prospectus relates to the issuance and resale of the 1,130,835 shares of our common stock issuable upon exchange of these units.

The following table assumes that each selling stockholder tenders all of its units for redemption and that AMB Property II, L.P. elects to redeem all of those units for shares of our common stock instead of cash. The table provides the names of each of the selling stockholders, the number of shares of common stock that they own prior to the exchange of their limited partnership units in AMB Property II, L.P., the maximum number of shares of common stock issuable in exchange for their limited partnership units and the number of shares and percentage of our outstanding common stock that would be owned by each of them following the exchange of their limited partnership units.

Because the selling stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares of common stock that the selling stockholders will offer pursuant to this prospectus or that each selling stockholder will own upon completion of the offering to which this prospectus relates.

The selling stockholders named below and their permitted transferees, pledgees, donees or other successors may from time to time offer the shares of common stock offered by this prospectus:

Percentage of
		Maximum Number of		Outstanding Common
		Shares of Common	Number of Shares of	Stock Owned
	Number of Shares of	Stock Issuable in	Common Stock Owned	Following the
	Common Stock Owned	the Exchange of	Following the	Exchange of Class B
	Prior to the	Class B Common	Exchange of Class B	Common Limited
	Exchange of Class B	Limited Partnership	Common Limited	Partnership Units
	Common Limited	Units and Available	Partnership Units	and Prior to
Name	Partnership Units	for Resale	and Prior to Resale	Resale(1)

J.A. Green Development Corp.	—	552,515	552,515	*
JAGI, Inc.	—	578,320	578,320	*
Total	—	1,130,835	1,130,835	1.14%

*	Less than 1%.

(1) Based on 99,161,812 shares of our common stock outstanding as of November 12, 2007.

The unitholders listed above received the class B common limited partnership units, which are redeemable, at AMB Property II, L.P.’s option, for the shares common stock listed above, in connection with their contribution of property to us.

PLAN OF DISTRIBUTION

This prospectus relates to the possible issuance by us and possible offer and sale from time to time by the selling stockholders of up to an aggregate of 1,130,835 shares of common stock if they tender their class B common limited partnership units in AMB Property II, L.P. for cash redemption and AMB Property II, L.P. elects, in its discretion, to have us acquire some or all of the tendered limited partnership units in exchange for common stock in lieu of a cash redemption.

We are registering the shares of common stock to provide the selling stockholders with freely tradable securities, but the registration of these shares does not necessarily mean that we will issue any of these shares to the selling stockholders or that the selling stockholders will offer or sell the shares.

We will not receive any proceeds from the sale of the shares by the selling stockholders, but we have agreed to pay certain expenses of the registration of the shares. We will acquire limited partnership units in AMB Property II, L.P. in exchange for any shares that we may issue to limited partnership unit holders pursuant to this prospectus. We will contribute any such units in AMB Property II, L.P. to our operating partnership in exchange for additional partnership units in our operating partnership.

The selling stockholders may from time to time sell the shares directly to purchasers. Alternatively, the selling stockholders may from time to time offer the shares through dealers or agents, who may receive compensation in the form of commissions from the selling stockholders and from the purchasers of the shares for whom they may act as agent. The selling stockholders and any dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the sale of the common stock by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

In connection with distribution of the shares of common stock covered by this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell the common stock short and deliver the common stock to close out such short positions. The selling stockholders also may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer the shares. The selling stockholders also may loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged stock.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Latham & Watkins LLP will also issue an opinion to us regarding certain tax matters described under “United States Federal Income Tax Considerations.”

EXPERTS

The financial statements and financial statement schedule incorporated in this prospectus by reference to our Current Report on Form 8-K dated November 14, 2007, management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2006 and the financial statements of AMB Japan Fund I, L.P. incorporated in this prospectus by reference to our Annual Report on Form 10-K/A for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by the Registrant in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the U.S. Securities and Exchange Commission registration fee.

SEC registration fee	$2,106
Printing and engraving expenses	50,000
Legal fees and expenses	75,000
Accounting fees and expenses	75,000
Blue Sky fees and expenses	5,000
Miscellaneous fees and expenses	11,500

Total	$218,606

Item 15.	Indemnification of Directors and Officers.

Section 2-418 of the Maryland General Corporation Law permits a corporation to indemnify its directors and officers and certain other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director’s or officer’s official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

In addition, Section 2-418 of the Maryland General Corporation Law requires that, unless prohibited by its Charter, a corporation indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, or any claim, issue or matter in the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding, or in the defense of any such claim, issue or matter in the proceeding.

AMB Property Corporation’s Charter and Bylaws provide in effect for the indemnification by the company of its directors and officers to the fullest extent permitted by applicable law. AMB Property Corporation has purchased directors’ and officers’ liability insurance for the benefit of its directors and officers.

AMB Property Corporation has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other matters, that AMB Property Corporation indemnify its executive officers and directors to the fullest extent permitted by law and reimburse the executive officers and directors for all related expenses as incurred, subject to return if it is subsequently determined that indemnification is not permitted.

The Partnership Agreement of AMB Property, L.P. requires AMB Property, L.P. to indemnify AMB Property Corporation, the directors and officers of AMB Property Corporation, and such other persons as AMB Property Corporation may from time to time designated against any loss or damage, including reasonable legal fees and court costs incurred by the person by reason of anything it may do or refrain from doing for or on behalf of AMB Property, L.P. or in connection with its business or affairs unless it is established that: (i) the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnified person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

Item 16.	Exhibits

Exhibit
Number	Description

4.1	Articles of Incorporation of AMB Property Corporation (incorporated by reference to Exhibit 3.1 of AMB Property Corporation’s Registration Statement on Form S-11 (No. 333-35915)).
4.2	Articles Supplementary establishing and fixing the rights and preferences of the 6 1/2% Series L Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.16 of AMB Property Corporation’s Form 8-A filed on June 20, 2003).
4.3	Articles Supplementary establishing and fixing the rights and preferences of the 6 3/4% Series M Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.17 of AMB Property Corporation’s Form 8-A filed on November 12, 2003).
4.4	Articles Supplementary establishing and fixing the rights and preferences of the 7.00% Series O Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.19 to AMB Property Corporation’s Registration Statement on Form 8-A filed on December 12, 2005).
4.5	Articles Supplementary establishing and fixing the rights and preferences of the 6.85% Series P Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.18 to AMB Property Corporation’s Registration Statement on Form 8-A filed on August 24, 2006).
4.6	Articles Supplementary Reestablishing and Refixing the Rights and Preferences of the 7.75% Series D Cumulative Redeemable Preferred Stock as 7.18% Series D Cumulative Redeemable Preferred Stock. (incorporated by reference to Exhibit 3.1 of AMB Property Corporation’s Current Report on Form 8-K filed on February 22, 2007).
4.7	Fifth Amended and Restated Bylaws of AMB Property Corporation (incorporated by reference to Exhibit 3.1 of AMB Property Corporation’s Current Report on Form 8-K filed on February 22, 2007).
4.8	Form of Common Stock Certificate (incorporated by reference to Exhibit 3.3 of AMB Property Corporation’s Registration Statement on Form S-11 (File No. 333-35915).
4.9	Registration Rights Agreement dated as of November 1, 2006 by and among AMB Property Corporation, AMB Property II, L.P., J.A. Green Development Corp. and JAGI, Inc. (incorporated by reference to Exhibit 4.34 of AMB Property Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006).
5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the validity of the securities being registered.
8.1	Opinion of Latham & Watkins LLP with respect to tax matters.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Ballard Spahr Andrews & Ingersoll, LLP (contained in Exhibit 5.1).
23.3	Consent of Latham & Watkins LLP (contained in Exhibit 8.1).
24.1	Power of Attorney (included on signature page to the Registration Statement).
99.1	Fourteenth Amended and Restated Agreement of Limited Partnership of AMB Property II, L.P. (incorporated by reference to Exhibit 10.1 of AMB Property Corporation’s Current Report on Form 8-K filed on February 22, 2007).

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 15th day of November 2007.

AMB Property Corporation

By:	/s/ Hamid R. Moghadam
Name:     Hamid R. Moghadam

Title:	Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Hamid R. Moghadam, Thomas S. Olinger and Tamra D. Browne, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Hamid R. Moghadam Hamid R. Moghadam	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 15, 2007

/s/ T. Robert Burke T. Robert Burke	Director	November 15, 2007

/s/ David A. Cole David A. Cole	Director	November 15, 2007

/s/ Lydia H. Kennard Lydia H. Kennard	Director	November 15, 2007

/s/ J. Michael Losh J. Michael Losh	Director	November 15, 2007

/s/ Frederick W. Reid Frederick W. Reid	Director	November 15, 2007

/s/ Jeffrey L. Skelton Jeffrey L. Skelton	Director	November 15, 2007

/s/ Thomas W. Tusher Thomas W. Tusher	Director	November 15, 2007

/s/ Carl B. Webb Carl B. Webb	Director	November 15, 2007

/s/ Thomas S. Olinger Thomas S. Olinger	Chief Financial Officer (Principal Financial Officer)	November 15, 2007

/s/ Nina A. Tran Nina A. Tran	Chief Accounting Officer and Senior Vice President (Principal Accounting Officer)	November 15, 2007

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Articles of Incorporation of AMB Property Corporation (incorporated by reference to Exhibit 3.1 of AMB Property Corporation’s Registration Statement on Form S-11 (No. 333-35915)).
4.2	Articles Supplementary establishing and fixing the rights and preferences of the 6 1/2% Series L Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.16 of AMB Property Corporation’s Form 8-A filed on June 20, 2003).
4.3	Articles Supplementary establishing and fixing the rights and preferences of the 6 3/4% Series M Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.17 of AMB Property Corporation’s Form 8-A filed on November 12, 2003).
4.4	Articles Supplementary establishing and fixing the rights and preferences of the 7.00% Series O Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.19 to AMB Property Corporation’s Registration Statement on Form 8-A filed on December 12, 2005).
4.5	Articles Supplementary establishing and fixing the rights and preferences of the 6.85% Series P Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.18 to AMB Property Corporation’s Registration Statement on Form 8-A filed on August 24, 2006).
4.6	Articles Supplementary Reestablishing and Refixing the Rights and Preferences of the 7.75% Series D Cumulative Redeemable Preferred Stock as 7.18% Series D Cumulative Redeemable Preferred Stock. (incorporated by reference to Exhibit 3.1 of AMB Property Corporation’s Current Report on Form 8-K filed on February 22, 2007).
4.7	Fifth Amended and Restated Bylaws of AMB Property Corporation (incorporated by reference to Exhibit 3.1 of AMB Property Corporation’s Current Report on Form 8-K filed on February 22, 2007).
4.8	Form of Common Stock Certificate (incorporated by reference to Exhibit 3.3 of AMB Property Corporation’s Registration Statement on Form S-11 (File No. 333-35915).
4.9	Registration Rights Agreement dated as of November 1, 2006 by and among AMB Property Corporation, AMB Property II, L.P., J.A. Green Development Corp. and JAGI, Inc. (incorporated by reference to Exhibit 4.34 of AMB Property Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006).
5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the validity of the securities being registered.
8.1	Opinion of Latham & Watkins LLP with respect to tax matters.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Ballard Spahr Andrews & Ingersoll, LLP (contained in Exhibit 5.1).
23.3	Consent of Latham & Watkins LLP (contained in Exhibit 8.1).
24.1	Power of Attorney (included on signature page to the Registration Statement).
99.1	Fourteenth Amended and Restated Agreement of Limited Partnership of AMB Property II, L.P. (incorporated by reference to Exhibit 10.1 of AMB Property Corporation’s Current Report on Form 8-K filed on February 22, 2007).